As Filed with the Securities and Exchange Commission on November 20, 2007

Registration No. 333-146490

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1 TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICAN METAL & TECHNOLOGY, INC.
 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

Delaware	3220	22-2856171
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

633 W. 5th Street, 26th Floor
Los Angeles, CA 90071
(213)223-2339

(ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

Chen Gao
President
633 W. 5th Street, 26th Floor
Los Angeles, CA 90071
(213)223-2339

 (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

COPIES TO:

THE O'NEAL LAW FIRM, P.C.
Attention: William D. O'Neal, Esq.
14835 East Shea Boulevard
Suite 103, PMB 494
Fountain Hills, Arizona 85268
(480) 812-5058 (tel)
(480) 816-9241 (fax)

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (US $)	Amount of registration Fee
Common stock par value $0.001 per share	426,104,020	$0.03675	$15,659,323	$ 480.74
Total Registration Fee				$ 480.74

(1)	The shares of our Common Stock being registered hereunder are being registered for resale by the selling security holders named in the prospectus.
(2)
Estimated price solely for computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low prices of registrant’s common stock reported on the OTC Bulletin Board Market on September 28, 2007.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS REGISTRATION STATEMENT IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THIS REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS REGISTRATION STATEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
AMERICAN METAL& TECHNOLOGY, INC.
A DELAWARE CORPORATION
RELATING TO THE RESALE OF UP TO 426,104,020 SHARES OF
AMERICAN METAL & TECHNOLOGY, INC. COMMON STOCK

This prospectus relates to the resale of up to 426,104,020 shares of our common stock by certain selling shareholders (the “Selling Shareholders”). We will not receive any sale proceeds from the Selling Shareholders. All costs associated with this registration will be borne by us.

The shares of common stock are being offered for sale by the Selling Shareholder at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “AMMY.” On September 28, 2007, the last reported closing sale price of our common stock was $0.0375 per share.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.

YOU SHOULD PURCHASE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.

SEE “RISK FACTORS” BEGINNING ON PAGE 7.

You should rely only on the information provided in this prospectus or any supplement to this prospectus and information incorporated by reference. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. It is a criminal offense to make any representation to the contrary.

The date of this prospectus is November 2, 2007

ABOUT THIS PROSPECTUS

This prospectus relates to the resale of up to 426,104,020 shares of our common stock by the Selling Shareholders.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely upon it. You should assume that the information appearing in this prospectus, as well as the information we file with the Securities and Exchange Commission ("SEC") and incorporate by reference in this prospectus is accurate only as of the date of the documents containing the information. As used in this prospectus, the terms "we", "us", "our" and "AMTI" refer to "American Metal & Technology, Inc." All dollar amounts refer to United States dollars unless otherwise indicated.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

GENERAL

American Metal & Technology, Inc. (“AMTI”, “we”, “us” or the “Company”) was originally incorporated on October 13, 1987, under the laws of the State of Delaware as Murray United Development Corporation. We entered into a Stock Purchase Agreement on November 6, 2006 (the "Agreement") with American Metal Technology Group, a Nevada corporation (“AMTG"), pursuant to which we acquired one hundred (100%) percent of AMTG's outstanding common stock from the AMTG Stockholders and AMTG became our wholly-owned subsidiary.  In connection with this transaction, we issued 1,213,295,563 shares to the stockholders and consultants of AMTG (1,142,388,273 shares to AMTG's former shareholders, including 20,000,000 shares of common stock issued to AMTG as investment upon completion of the due diligence period to the Agreement, and redistributed proportionally to AMTG's shareholders as of May 22, 2007, and 70,907,300 shares to AMTG's consultants).  These shares represent more than eighty five (85%) of our  issued and outstanding shares of voting capital stock on a fully diluted basis, and therefore the former shareholders of AMTG and its consultants effectively have control of the Company.  On June 1, 2007, we filed a Certificate of Amendment to our Certificate of Incorporation changing our name to American Metal & Technology, Inc.

American Metal Technology Group was incorporated on January 13, 2004 under the laws of the State of Nevada. On June 1, 2004, AMTG entered into an Equity Purchase Agreement with Beijing Sande Technology (Holding) Co., Ltd. ( "BST" ) to acquire 80% ownership of Beijing Tong Yuan Heng Feng Technology Co., Ltd. ( "BJTY" ). As a result, AMTG issued 7,200 shares of his pre-split common stock to BST in exchange for 80% ownership of BJTY. On August 2, 2004, AMTG incorporated American Metal Technology (Lang Fang) Co., Ltd. ( "AMLF" ) in Hebei, China, for the purpose of expanding the production facility of BJTY. On August 8, 2004, AMTG and AMLF together entered into an Equity Purchase Agreement with Beijing Sande Shang Mao Co., Ltd. ( "BSS" ) for the remaining 20% of BJTY. As a result, AMTG which issued 1,800 shares of pre-split common stock to BSS and  AMLF became the owner of 20% shareholder of BJTY. AMTG later acquired the 20% ownership of BJTY from AMLF and owns 100% of BJTY. On November 12, 2004, AMTG effectuated a forward split of all the outstanding shares of common stock on a 1,000 for 1 basis. On November 2005, AMTG sold 5% of BJTY to an unrelated party for $240,000.

Beijing Tong Yuan Heng Feng Technology Co., Ltd. ("BJTY") was incorporated on December 11, 2001 with its principal place of business in Beijing, China. Since its organization, BJTY has been a manufacturer of precision metal parts for original equipment manufacturers ("OEMs").

American Metal Technology (Lang Fang) Co., Ltd., ("AMLF") was incorporated as a wholly owned subsidiary by AMTG on August 2, 2004 in Lang Fang city, Hebei, China. AMLF was formed to expand the production and operation of BJTY. Following the incorporation, AMLF had purchased the rights to use a total area of 30,291.3 square meters (approximately 326,053 square foot) of land from the Chinese government. The land is located at east side of Meison street and north of Lang Fang development zone garden in Lang Fang, Hebei, China. The term of the land-use-rights is fifty (50) years from September 1, 2004 to September 1, 2054. The land is semi-developed in terms of readied access to supplies of water, electricity, heat, natural gas and internet connections. AMLF has completed its construction of a two story manufacturing plant with a total occupational space of 5,000 square meters (53,819 square foot) and a monthly output capacity of 1,000,000 parts.

OUR BUSINESS

American Metal & Technology, Inc., through its wholly owned subsidiary American Metal Technology Group, a Nevada corporation, and through AMTG’s subsidiaries, Beijing Tong Yuan Heng Feng Technology Co., Ltd. ("BJTY") and American Metal Technology (Lang Fang) Co., Ltd., ("AMLF"), primarily specializes in precision casting, machining, mold design and manufacturing in the People's Republic of China ("China"). We manufacture investment casting and machined products, including valves, pipe fittings, regulators, dispensers, machinery spare parts, marine hardware, water treatment parts, automotive and airplane accessories, and other equipment parts based upon blueprints supplied to us by our customers. We use a wide range of ferrous and non-ferrous materials such as stainless steel, carbon steel, low alloy steel and aluminum. Our factory is certified with ISO9001 and ISO14001 standards.

PROSPECTUS SUMMARY - continued

OUR BUSINESS - continued

We own and operate 40 LGMazak CNC lathes, 2 machining centers with 4 axis, CNC milling machine, laser sculptor, in-center grinding, with 2D Video Measurement, ultrasonic cleaning line and other high technology functions. CNC Lathes are manufactured by Yamazaki Mazak Corporation (Japan), a machine tool maker in Japan, which is a global manufacturer of CNC machine tools with operations in Japan, the US, England, and Singapore. We are able to manufacture parts between 0.003 - 35 kg in weight, +/- 1° of normal angle tolerance up to +/-0.5° of special angle tolerance and Ra1.6 - Ra 3.2° in surface roughness.

We have a dedicated management team with over fifty (50) years of combined experience in the casting and metal fabrication industries. There are twenty (20) trained and skilled engineers among our two hundred and nineteen (219) full time employees.

We manufacture our products through a process called "Investment Casting Process", also called the "lost wax process" and through a process called "CNC Machining Process".

NUMBER OF SHARES OUTSTANDING

There were 1,560,374,357 shares of our common stock issued and outstanding as of October 3, 2007.

THE OFFERING

Common stock offered:   426,104,020 shares by Selling Shareholders.

Use of proceeds:   We will not receive any proceeds from or by the Selling Shareholders. See “Use of Proceeds.”

Symbol for our common stock     Our common stock trades on the OTCBB Market under the symbol "AMMY"

SUMMARY OF FINANCIAL DATA

The summarized financial data set forth in the table below is derived from and should be read in conjunction with our audited financial statements for the year ended December 31, 2006, and our interim financial statements for the period ending June 30, 2007, including the notes to those financial statements which are included elsewhere in this prospectus.

	As of December 31, 2006	As of June 30, 2007
		(Unaudited)
Balance Sheet:

Current assets	$2,988,261	$4,544,414

Total assets	$6,734,669	$8,228,068

Current liabilities	$855,052	$1,271,393

Working capital	$2,133,209	$3,273,021

Stockholders' equity	$5,537,227	$6,605,778

Income per Share	$0.001	$0.0007

	For the 12 months ended December 31, 2006	For the 6 months ended June 30, 2007
		(Unaudited)
Statement of Operations:

Revenue	$7,945,871	$4,472,075

Total expenses	$482,252	$881,285

Net Income	$1,566,535	876,179

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our Company and its business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

We currently rely upon few suppliers for our raw materials which exposes us to a potential financial risk.

Historically, we have relied on few suppliers for raw materials. Should we subsequently lose any of these suppliers, we will be forced to seek other suppliers for raw materials. Should we fail to locate suppliers of the raw materials that are willing to sell at the same or similar price, we may be forced to purchase these materials at a higher price. Should this occur, our profit margin may be lower than expected on our existing contracts. Furthermore, we may not be able to obtain additional contracts because our offered prices may not be competitive. Should the price of the raw materials rise too high, we may be unable to continue operations.

We have no written agreement or contract for future production which places us at financial risk.

Our sales transactions to our customers are based on purchase orders periodically received by us. Except for these purchase orders, we have no written agreements with our customers for future orders of production or for future sales. Furthermore, the percentage of sales to any of our customers may fluctuate from time to time. Should we fail to maintain the level of production orders from our current customers, or fail to obtain new customers, our revenues will substantially decrease and we may not be able to continue operations.

We compete against a number of companies which are in a better position to offer products in higher volume and at a lower price.

We compete against numerous metal fabrication manufacturers, many of which have financial and technical resources, name recognition, market access, commercial and governmental connections, and research and development capabilities that far exceed ours. Due to intense price competition, we may have to reduce our prices, thereby adversely affecting our operating margins in our metal fabrication operations. This will lead to lower sales, lower gross margins, and lower net profits. During the past few years, except for an insignificant amount of subcontracting income, we have refused all metal fabrication contracts from potential new clients due to pricing pressures and limitation of production facilities, which has affected our net sales.

Our directors and officers will have substantial influence over our operations and control substantially all business matters.

Our officers are also directors, and are the only persons responsible for conducting our day-to-day operations. We will not benefit from the multiple judgments that a greater number of directors or officers may provide, and we rely completely upon the judgment of such people in making business decisions, with the assistance of our one independent director on matters which require the judgment of the Board of Directors. Chen Gao and Xin Yan Yuan shall serve as the management. Li Wei Gao shall serve only as a director, and shall not have any involvement in the day-to-day operations.

We may be subject to additional risks associated with doing business in foreign countries.

In the future, we may distribute products in foreign countries, and would then face significant additional business risks associated with doing business in those countries. In addition to the language barriers, different presentations of financial information, different business practices, and other cultural differences and barriers which may make it difficult to evaluate business decisions or transactions, ongoing business risks result from the international political situation, uncertain legal systems and applications of law, prejudice against foreigners, corrupt practices, uncertain economic policies and potential political and economic instability which may be exacerbated in various foreign countries. There can be no assurance that we would be able to enforce business contracts or protect our intellectual property rights in foreign countries.

In doing business in foreign countries we may also be subject to such risks, including, but not limited to, currency fluctuations, regulatory problems, punitive tariffs, unstable local tax policies, trade embargoes, expropriation, corporate and personal liability for violations of local laws, possible difficulties in collecting accounts receivable, increased costs of doing business in countries with limited infrastructure, risks related to shipment of raw materials and finished goods across national borders and cultural and language differences. We also may face competition from local companies which have longer operating histories, greater name recognition, and broader customer relationships and industry alliances in their local markets, and it may be difficult to operate profitably in some markets as a result of such competition. Foreign economies may differ favorably or unfavorably from the United States economy in growth of gross national product, rate of inflation, market development, rate of savings, and capital investment, resource self-sufficiency and balance of payments positions, and in other respects.

Our success depends upon key members of our management, the loss of any one or more of whom could disrupt our business operations.

We depend to a large extent on the services of our executive officers. The loss of services of Chen Gao or Xin Yan Yuan could disrupt our operations.

RISK FACTORS - continued

RISK FACTORS RELATED TO THE PEOPLE'S REPUBLIC OF CHINA ("PRC")

Substantially all of our assets are located in China and substantially all of our revenues are derived from our operations in China. Accordingly, our business, financial condition, results of operations and prospects are subject, to a significant extent, to economic, political and legal developments in China.

The PRC's legal system and application of laws are uncertain which may impact our ability to enforce our agreements and may expose us to lawsuits.

We conduct most of our business in China, which utilizes a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involves uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits, such as requisite business licenses. In addition, all of our executive officers and directors are residents of China and not of the U.S. and substantially all of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against us or any of these persons.

Our business will be affected if we lose our land use rights.

There is no private ownership of land in China and all land ownership is held by the government of the PRC, its agencies and collectives. Land use rights can be obtained from the government for a period up to 70 years, and are typically renewable. Land use rights can be transferred upon approval by the land administrative authorities of the PRC (State Land Administration Bureau) upon payment of the required land transfer fee. We have received the necessary land use right certificate for our primary operating facilities, but we can give no assurance that our land use rights will be renewed on terms favorable to us or renewed at all.

We may be unable to fully comply with local and regional laws which may expose us to financial risk.

As is the case with all businesses operating in China, we are often required to comply with informal laws and trade practices imposed by local and regional government administrators. Local taxes and other charges are levied depending on the local needs for tax revenues and may not be predictable or evenly applied. These local and regional taxes/charges and governmentally imposed business practices often affect our cost of doing business and require us to constantly modify our business methods to both comply with these local rules and to lessen the financial impact and operational interference of such policies. In addition, it is often extremely burdensome for businesses to comply with some of the local and regional laws and regulations. At the moment, we believe we are in compliance with applicable local and regional laws, but there is no assurance that we will maintain compliance. Our failure to maintain compliance with the local laws may result in hefty fines and fees which may substantially impact our cash flow, cause substantial decrease in our revenues and may affect our ability to continue operation.

Various administrative agencies have informal rule enforcement that we may not be able to comply with.

While we have, to date, been able to operate within changing administratively imposed business practices and have otherwise been able to comply with the informal enforcement rules of the various administrative agencies, no assurance can be given that we will continue to be able to do so in the future. Should the local or regional governments or administrators impose new practices or levies that we cannot effectively respond to, or should the administrators suddenly commence enforcing those rules that they have not previously enforced, our operations and financial condition could be materially and adversely impacted. Our ability to appeal many of the local and regionally imposed law and regulations is limited, and we may not be able to seek adequate redress for laws that materially damage our business and affect our ability to continue operation.

RISK FACTORS - continued

RISK FACTORS RELATED TO THE PEOPLE'S REPUBLIC OF CHINA ("PRC") - continued

The Chinese judiciary is relatively inexperienced in enforcing the laws that exist which may expose us to costly litigation and uncertain outcomes.

Should we be exposed to litigation in the PRC, we may not be able to properly evaluate the possible outcomes. This may expose us to costly litigation. Furthermore, we may be exposed to potential inequitable judicial results. Either of these scenarios may result in failure to continue operation.

Currency fluctuations, while not presently ascertainable, may adversely affect our earnings.

Should we locate any major customer in the United States or elsewhere, as we intend to do, we will be subject to risks in currency fluctuations since all our products are manufactured in China.  Fluctuations in exchange rates, primarily those involving the U.S. dollar, may affect our costs and operating margins which in turn, could affect our revenues. In addition, these fluctuations could result in exchange losses and increased costs.

Current vulnerability due to certain concentrations

BJTY and AMLF’s operations are substantially carried out in China..  Accordingly, AMTG’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in China, and by the general state of the China’s economy.  AMTG’s operations in China are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

We may experience significant fluctuations in our operating results.

AMTG revenues and operating results may fluctuate due to a combination of factors, including, but not limited to, the extent that our technologies have gained acceptance and market share in their relevant markets, the cost involved in research and development of the products developed utilizing our technologies, and variations in the abundance and accessibility of raw materials. Consequently, it is highly uncertain what AMTG’s operating results will be in the near future. Revenues and operating results may also fluctuate based upon the number and extent of potential financing activities. Thus, there can be no assurance that MRAY or AMTG will be able to reach profitability on a quarterly or annual basis.

RISK FACTORS RELATED TO OUR SHARES OF COMMON STOCK

We may be subject to the Securities and Exchange Commission's "penny stock" rules if our Common Stock sells below $5.00 per share.

If the trading price of our Common Stock remains below $5.00 per share, trading in our securities may be subject to the requirements of the Securities and Exchange Commission's rules with respect to securities trading below $5.00, which are referred to as "penny stocks". These rules require the delivery prior to any transaction of a disclosure schedule explaining the penny stock market and all associated risks and impose various sales practice requirements on broker-dealers who sell "penny stocks" to persons other than established customers and accredited investors, which are generally defined as institutions or an investor individually or with their spouse, who has a net worth exceeding $1,000,000 or annual income, individually exceeding $200,000 or, with their spouse, exceeding $300,000. For these types of transactions the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our Common Stock, which could severely limit its market price and liquidity.

RISK FACTORS RELATED TO OUR SHARES OF COMMON STOCK - continued

Our Directors have the right to authorize the issuance of Preferred Stock.

Our directors, without further action by our shareholders, have the authority to issue shares of Preferred Stock from time to time in one or more series, and to fix the number of shares, the relative rights, conversion rights, voting rights, terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. Any issuance of Preferred Stock could adversely affect the rights of holders of Common Stock and the value of such Common Stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements," as that term is used in federal securities laws, about our financial condition, results of operations and business. These statements include, among others:

o
statements concerning the benefits that we expect will result from our business activities and certain transactions that we have completed, such as increased revenues, decreased expenses and avoided expenses and expenditures; and

o	statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

These statements may be made expressly in this document or may be incorporated by reference to documents that we will file with the SEC. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions used in this prospectus. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", that may cause our or our industry 's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. We caution you not to put undue reliance on these statements, which speak only as of the date of this Prospectus. Further, the information contained in this prospectus or incorporated herein by reference is a statement of our present intention and is based on present facts and assumptions, and may change at any time and without notice, based on changes in such facts or assumptions.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the Selling Shareholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted on the National Association of Securities Dealers’ Over-the-Counter Bulletin Board market since March 24, 1988 under stock symbol MRAY. Since June 11, 2007, our common stock has been quoted under the symbol AMMY.OB. There is no other public trading market for our equity securities.

The following table summarizes trading in the Company’s common stock, as provided by quotations published by the OTC Bulletin Board for the periods as indicated. The quotations reflect inter-dealer prices without retail mark-up, markdown or commission, and may not represent actual transactions.

For Three Month Period Ended Period	High Bid	Low Bid
December 28, 2006	$0.02	0.02
June 29, 2007	0.05	0.05
September 28, 2007	0.0375	0.036

As of September 28, 2007, there were 871 holders of record of the Company’s common stock. That does not include the number of beneficial holders whose stock is held in the name of broker-dealers or banks. As of September 28, 2007, there were  53,471,471 shares in broker/dealer accounts.

SHARES ELIGIBLE FOR FUTURE SALE.

We have 1,560,374,357 shares of common stock outstanding. A current shareholder who is an "affiliate" of our company, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, our company, will be required to comply with the resale limitations of Rule 144.

Purchasers of shares in the offering, other than affiliates, may resell their shares immediately. Sales by affiliates will be subject to the volume and other limitations of Rule 144, including certain restrictions regarding the manner of sale, notice requirements, and the availability of current public information about our company. The volume limitations generally permit an affiliate to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. A person who ceases to be an affiliate at least three months before the sale of restricted securities beneficially owned for at least two years may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.

DIVIDEND POLICY

No dividends have ever been declared by the Board of Directors on our common stock. We do not have  the intention of paying cash dividends on our common stock in the foreseeable future.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER COMPENSATION PLANS

Stock Options and Warrants

As of October 3, 2007, we have no outstanding options or warrants.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with our audited financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled "Risk Factors" beginning on page 8 of this registration statement. Our audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

PLAN OF OPERATION

ACQUISITION OF AMERICAN METAL TECHNOLOGY GROUP

As reported in the Company’s Current Report on Form 8-K filed with the SEC on May 29, 2007, and amended on Form 8-K/A on June 12, 2007, on May 22, 2007, the Company closed upon the purchase of 100% of the issued and outstanding shares of American Metal Technology Group, a Nevada corporation (“AMTG”), pursuant to a Stock Purchase Agreement dated as of November 6, 2006 (the “Agreement”), as first disclosed in an 8-K filing on January 10, 2007. AMTG is now a wholly owned subsidiary of the Company.

Simultaneously with the closing of the Agreement, the Company transferred all of its assets owned immediately prior to the closing, including, but not limited to, the Klenz-Safe Cleaning Solution, the Hydrogen Production Technology and the Rotorcam Engine, and all liabilities associated with such assets, together with 10,000,000 shares of common stock, to Anthony Campo in consideration for the cancellation of indebtedness to him. Accordingly, immediately following the close of the Agreement, the Company’s sole asset is 100% of the issued and outstanding shares of AMTG.

Our Business

American Metal & Technology, Inc., through its wholly owned subsidiary American Metal Technology Group, a Nevada corporation (“AMTG”), and through AMTG’s subsidiaries, Beijing Tong Yuan Heng Feng Technology Co., Ltd. ("BJTY") and American Metal Technology (Lang Fang) Co., Ltd., ("AMLF"), primarily specializes in precision casting, machining, mold design and manufacturing in the People's Republic of China ("China"). We manufacture investment casting and machined products, including valves, pipe fittings, regulators, dispensers, machinery spare parts, marine hardware, water treatment parts, automotive and airplane accessories, and other equipment parts based upon blueprints supplied to us by our customers. We use a wide range of ferrous and non-ferrous materials such as stainless steel, carbon steel, low alloy steel and aluminum. Our factory is certified with ISO9001 and ISO14001 standards.

Management believes there is significant room for expansion for AMTG and our subsidiaries in the metal casting and metal fabrication industry worldwide. We are in a multi-billion dollar metal casting industry. At least ninety percent of all manufactured goods contain one or more cast metal components. Metal castings components are integral in the U.S. transportation, energy, aerospace, manufacturing, and national defense.

Our Strategies

We are committed to the development of new manufacturing techniques, and to bring new and technological advanced metal fabricated products to the global market. Management believes that our future growth and profitability depend on our ability to maintain product quality, control production costs, increase production capacity, improve our marketing and distribution channels, increase product offerings, and to effectively react to market changes.

MANAGEMENT'S DISCUSSION AND ANALYSIS - continued

Capitalize on our cost structure and logistical advantages:

Our business objectives are to maintain current growth rate while expanding customer base both domestically and to the international market. When introducing our products and services to the international market, we hope to take advantage of the low overhead costs and inexpensive labor available in China based upon the location of our principal manufacturing facility in Beijing, and our future facilities in Hebei, China. In the event we are successful in attracting foreign customers, the close proximity of the factory complex to the Tianjin sea port, one of the main seaports in China, should provide us convenient transportation of our products to those foreign customers. There are, however, limitations in having all our manufacturing facility in China. There would be additional shipping, handling, and possible tariff costs associated with potential overseas customers. This may make finding international clients difficult as it would increase their overall costs.

Change our product line in response to market demand:

Our strategy is to respond to changes in market conditions by changing product lines respectively. Management believes the demand market is changing rapidly. In order for us to capture the most profitable products in the future, we plan to setup a professional market intelligence team to monitor and respond to market changes and reported to the management on a timely basis.

Maintain high product quality:

Management believes that identifying each customer's needs and efficiently addressing its needs are vital to maintaining a competitive advantage to the success of the business. Management believes that our commitment to services levels and attention to detail and quality has the effect of providing customers with a sense of confidence and security that their product requirements will be met and their products will be delivered on time. The factory complex in Beijing, China, at which we conducted all of our manufacturing operations, was designed paying particular attention to factory layout, cleanliness, incoming material control, in-process quality control, finished goods quality control and final quality examination.

RESULTS OF OPERATIONS

Revenue

Revenue for the three months ended June 30, 2007 was $2,410,578, an increase of 14.97% as compared to $2,096,748 for the three months ended June 30, 2006. Revenue for the six months ended June 30, 2007 was $4,472,074, an increase of 16.68% as compared to $3,832,732 for the six months ended June 30, 2006. Revenues increased during the three and six months ended June 30, 2007 as compared with the three and six months ended June 30, 2006 as a result of an increase from 30 CNC MAZAK lathes in 2006 to 40 CNC MAZAK lathes in 2007, which significantly increased our production capacity. With continued efforts in implementing our business plan to expand market share through continuous marketing and advertisement, we were able to fully utilize the new production capacity with new orders and customers.

Expenses from Operations

Total expenses, comprised mostly of general and administrative expenses and one-time expenses with respect to the first phase upgrade of the equipment at the manufacturing facility owned by our subsidiary American Metal Technology (Lang Fang) Co., Ltd., ("AMLF"), was approximately $285,926 for the three month period ended June 30, 2007, a net increase of $132,813 as compared to $153,113 for the three month period ended June 30, 2006.

Total expenses, comprised mostly of general and administrative expenses and one-time expenses with respect to the second phase upgrade of the equipment at the manufacturing facility owned by our subsidiary AMLF was approximately $554,332 for the six month period ended June 30, 2007, and $283,636 for the six month period ended June 30, 2006.  The increase in operating expenses of $270,696 was mainly due to increased depreciation and amortization cost from the new MAZAK lathes we purchased in 2007 and an increase in our workforce to operate on the new machines.

MANAGEMENT'S DISCUSSION AND ANALYSIS - continued

Interest Income and Expense

Net interest income for the three months ended June 30, 2007 was $656 as compared to net interest income of $667 for the three months ended June 30, 2006 and net interest income for the six months ended June 30, 2007 was $2,082 as compared to net interest expense of $957 for the six months ended June 30, 2006.

Net Income

We had net income of $486,946 for the three months ended June 30, 2007 as compared to net income of $421,015 for the three months ended June 30, 2006. We had net income of $876,179 for the six months ended June 30, 2007 as compared to net income of $780,833 for the six months ended June 30, 2006.

LIQUIDITY AND CAPITAL RESOURCES

Our cash and cash equivalents were $1,956,188 on June 30, 2007.  We met our liquidity needs through the revenue derived pursuant to the sale of our precision metal castings and electronic circuit boards manufactured at facilities controlled by our subsidiary corporations in the People’s Republic of China, and the issuance of shares of our common stock for cash.

During the three month and sixth month period ended June 30, 2007, we sold 13,890,300 shares of our common stock and received $277,806.  Since June 30, 2007, we sold 149,935,050 shares of our common stock, and received $2,998,701.

Ultimately, our success is dependent upon our ability to generate revenues from the sale of precision metal casting and electronic circuit boards manufactured in facilities located in the People’s Republic of China.

During the six month period ended June 30, 2007, we used $856,085 in operating activities, and raised $306,671 from financing activities.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements.

MATERIAL COMMITMENTS

We have no material commitments during the next twelve (12) months.

PURCHASE OF SIGNIFICANT EQUIPMENT

We do not intend to purchase any significant equipment during the next twelve (12) months.

MANAGEMENT'S DISCUSSION AND ANALYSIS - continued

RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, FASB issued SFAS 157 ‘Fair Value Measurements’. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on the consolidated financial statements.

In September 2006, FASB issued SFAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:

1.	A brief description of the provisions of this Statement
2.	The date that adoption is required
3.	The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on the consolidated financial statements.

In February 2007, FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. FAS 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new Statement. Therefore, calendar-year companies may be able to adopt FAS 159 for their first quarter 2007 financial statements.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our significant accounting policies are identified and described in Note 2 to the financial statements. The preparation of our financial statements in conformity with U.S. generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates. AMTI continually evaluates its critical accounting policies and estimation procedures. Estimates are often based on historical experience and on assumptions that are believed to be reasonable under the circumstances, but which could change in the future. Some of AMTI’s accounting policies and estimation procedures require the use of substantial judgment, and actual results could differ materially from the estimates underlying the amounts reported in the consolidated financial statements. A summary of our significant accounting policies is included in Note 2 to our financial statements which are included in PART I. FINANCIAL INFORMATION of this Form SB 2.

In applying these policies, estimates and judgments affect the amounts at which accounts receivable, inventory, and certain liabilities are recorded and the useful lives of property and equipment. We apply our accounting policies on a consistent basis. Changes in circumstances are considered in our estimates and judgments. Future changes in circumstances could result in changes in amounts at which assets and liabilities are recorded. Future changes could also affect the estimated useful levels of property and equipment, which could result in changes in depreciation expense or write-offs or write downs of such assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS - continued

Revenue Recognition. The Company's revenue recognition policies are in compliance with Staff Accounting Bulletion (SAB) 104. . Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. The Company's revenue consists of invoiced value of goods, net of a value-added tax (VAT). No product return or sales discount allowance is made as products delivered and accepted by customers are normally not returnable and sales discount is normally not granted after products are delivered.

Inventory. Inventories are valued at the lower of cost or market value using weighted average method. Management compares the cost of inventory with the market value and an allowance is made for writing down the inventory to its market value, if lower.

Income taxes. The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

DESCRIPTION OF BUSINESS

Current Business Operations

American Metal & Technology, Inc., through its wholly owned subsidiary American Metal Technology Group, a Nevada corporation, and through AMTG’s subsidiaries, Beijing Tong Yuan Heng Feng Technology Co., Ltd. ("BJTY") and American Metal Technology (Lang Fang) Co., Ltd., ("AMLF"), primarily specializes in precision casting, machining, mold design and manufacturing in the People's Republic of China ("China"). We manufacture investment casting and machined products, including valves, pipe fittings, regulators, dispensers, machinery spare parts, marine hardware, water treatment parts, automotive and airplane accessories, and other equipment parts based upon blueprints supplied to us by our customers. We use a wide range of ferrous and non-ferrous materials such as stainless steel, carbon steel, low alloy steel and aluminum. Our factory is certified with ISO9001 and ISO14001 standards.

Beijing Tong Yuan Heng Feng Technology Co., Ltd. ("BJTY") was incorporated on December 11, 2001 with its principal place of business in Beijing, China. Since its organization, BJTY has been a manufacturer of precision metal parts for original equipment manufacturers ("OEMs").

American Metal Technology (Lang Fang) Co., Ltd., ("AMLF") was incorporated as a wholly owned subsidiary by AMTG on August 2, 2004 in Lang Fang city, Hebei, China. AMLF was formed to expand the production and operation of BJTY. Following the incorporation, AMLF had purchased the rights to use a total area of 30,291.3 square meters (approximately 326,053 square foot) of land from the Chinese government. The land is located at east side of Meison street and north of Lang Fang development zone garden in Lang Fang, Hebei, China. The term of the land-use-rights is fifty (50) years from September 1, 2004 to September 1, 2054. The land is semi-developed in terms of readied access to supplies of water, electricity, heat, natural gas and internet connections. AMLF has completed its construction of a two story manufacturing plant with a total occupational space of 5,000 square meters (53,819 square foot) and a monthly output capacity of 1,000,000 parts.

DESCRIPTION OF BUSINESS - continued

Current Business Operations - continued

We own and operate 40 LGMazak CNC lathes, 2 machining centers with 4 axis, CNC milling machine, laser sculptor, in-center grinding, with 2D Video Measurement, ultrasonic cleaning line and other high technology functions. CNC Lathes are manufactured by Yamazaki Mazak Corporation (Japan), a machine tool maker in Japan, which is a global manufacturer of CNC machine tools with operations in Japan, the US, England, and Singapore. We are able to manufacture parts between 0.003 - 35 kg in weight, +/- 1° of normal angle tolerance up to +/-0.5° of special angle tolerance and Ra1.6 - Ra 3.2° in surface roughness.

We have a dedicated management team with over fifty years of combined experience in the casting and metal fabrication industries. There are twenty (20) trained and skilled engineers among our two hundred and nineteen (219) full time employees.

We manufacture our products through a process called "Investment Casting Process", also called the "lost wax process" and through a process called "CNC Machining Process".

Overview of our Investment Casting Process

Investment casting, often called lost wax casting, is regarded as a precision casting process to fabricate near-net-shaped metal parts that could readily be put into their final form. The investment process can be performed from a variety of metal alloys such as stainless steels, carbon alloy steels, tool alloys, monel alloys, hastelly c alloys, nickel base alloys, cobalt base alloys, aluminum alloys and brass alloys. Although its history lies to a great extent in the production of art items such as statues, jewelry and etc., the most common use of investment casting in more recent history has been the production of components requiring complex, often thin-wall castings. Our investment casting process begins with the injection of high temperature melted wax into a ceramic shell mold to form a pattern. The formed pattern is based on customer's technical drawing and is within the same basic geometrical shape and dimension as the finished metal cast part. Because the pattern is made of wax, it can be melted away very easily. Once a wax pattern is produced, we then dip the pattern in a mixture of ceramic slurry. This would result in the pattern covered with sand stucco. We then allow it to dry. The dipping and stuccoing process is repeated until a shell of 6 to 8 mm (1/4 to 3/8 in) is formed.

Once the ceramic has dried, we would place the entire assembly in a steam autoclave to remove most of the wax. A steam autoclave is a piece of equipment that can produce pressurized high temperature steam in a closed chamber for melting wax. After autoclaving, the remaining amount of wax that soaked into the ceramic shell is burned out in a furnace. At this point, all of the residual wax pattern and material is removed, and the ceramic mold remains. Next, we would preheat the mold to a specific temperature and fill it with molten metal, creating the metal casting. Then, we will allow the metal casting to cool down. Once the metal casting has cooled and set, we'll remove the mold shell from the casting. At this point, the investment metal casting process is completed. The last step is to conduct qualification check and other tests, such as leakage inspections according to customer specification. Depending on the specific design requirements, we may need to perform CNC machining to bring the castings to their precise final form.

Overview of our CNC Machining Process

CNC stands for computer numerical control. CNC Machining is the process by which material is removed from a work-piece with Computer Numerical Control ("CNC") equipment that cuts away unwanted material. The CNC machining process is a versatile system that allows us to control the motion of tools and parts through computer programs that use numeric data. Machining is possible on virtually any material. Parts are machined directly from your 3D CAD models. 3D CAD (computer-aided design) refers to the use of computer systems to design detailed three-dimensional models of physical objects, such as mechanical parts, buildings, and molecules.

DESCRIPTION OF BUSINESS - continued

Overview of our CNC Machining Process - continued

The CNC machines in our facilities include machining centers (mills) and turning centers (lathes). CNC machining center is a numerically controlled computer mill that cuts metal with a multiple-tooth cutting tool called a milling cutter. The work-piece is fastened to the milling machine table and is fed against the revolving milling cutter. The work-piece can be fed to the milling cutter either horizontally or vertically. The milling cutters can have cutting teeth on the edge or sides or both. The cutting teeth can be straight or spiral. CNC turning center is a computer numerically controlled lathe with the capability to hold a number of cutting tools. The CNC turning center is designed to remove metal by moving cutting tools against a rotating work-piece. The work-piece is rotated around its axis and a cutting tool is fed parallel to the axis to create a cylinder or at right angles to the axis to create a face. The rotating work-piece can be either parallel or vertical to the floor.

Industry

Everyday tasks such as dialing on the telephone, turning on a light, starting an automobile, or using a computer would not be possible without metal casting components. Telephone equipment parts, the steel plate in light switches, automobile starters and many other automobile parts, metal hinges on desktop computers, or door handles, knots and taps, dispensers and regulators etc., are all made by using the investment casting process. The metal casting industry has been integral to the U.S. economic growth and has helped the U.S. to become the world benchmark in fields such as manufacturing, science, medicine, and aerospace. Nearly all manufactured goods and capital equipments contain one or more of the cast components or rely on casting components for their manufacture. The metal casting industry produces both simple and complex components of unlimited variety, whether they are produced once as a prototype or thousands of times for use in a manufactured product. In addition to producing components of larger products, foundries may also do machining, assembling, and coating of the castings. Major end-use applications for castings include automobiles and trucks, farm and construction equipment, railroads, pipes and fittings, valves, and engines.

The basic metals casting process consists of pouring or injecting molten metal into a mold or a die containing a cavity of the desired shape. The most commonly used method for small and medium-sized castings is green sand molding, accounting for approximately 60 percent of castings produced. Other methods, accounting for approximately 40 percent, include die casting, shell molding, permanent molding, investment casting, lost foam casting, and squeeze casting. Markets for metal castings are increasingly competitive and casting customers are placing greater emphasis on high-quality, competitively priced castings. Casting process must continually evolve and improve to remain completive in today's market place.

Markets for metal castings are increasingly competitive and casting customers are placing greater emphasis on high-quality, competitively priced castings. There is increasing demand for lighter-weight, high-strength ferrous and nonferrous cast metal components and castings that meet demanding design specifications. Casting processes must continually evolve and improve to remain competitive in today's marketplace.

Management believes there is significant room for expansion for AMTG and our subsidiaries in the metal casting and metal fabrication industry worldwide. We are in a multi-billion dollar metal casting industry. At least ninety percent of all manufactured goods contain one or more cast metal components. Metal castings components are integral in the U.S. transportation, energy, aerospace, manufacturing, and national defense.

DESCRIPTION OF BUSINESS - continued

Environmental Matters

China adopted its Environmental Protection Law in 1989, and the State Council and the State Environmental Protection Agency promulgate regulations as required from time to time. The Environmental Protection Law addresses issues relating to environmental quality, waste disposal and emissions, including air, water and noise emissions. Environmental regulations have not had a material impact on our results of operations. Our current production does not produce waste that requires to be delivered to a waste disposal site approved by the local government. We have not incurred any related cost. However, we expect that environmental standards and their enforcement in China will, as in many other countries, become more stringent over time, especially as technical advances make achievement of higher standards more feasible. We believe we are in compliance of this regulation and are not subject to enforcement of these rules.

RESEARCH AND DEVELOPMENT ACTIVITIES

We have not engaged in any research and development activities.

EMPLOYEES

We currently have a total of 219 full time employees.

DESCRIPTION OF PROPERTY

Our principal executive office is located at  633 W. 5th Street, 26th Floor, Los Angeles, CA 90071.   This is an executive office consisting of approximately 300 square feet.  We had been able to utilize this location rent free since year 2006.  We started a lease on October 1, 2007.  Our monthly rental rate is $210 per month. The term of our lease is month to month.

American Metal Technology (Lang Fang) Co., Ltd. AMLF had purchased the rights to use a total area of 30,291.3 square meters (approximately 326,053 square foot) of land from the Chinese government. The land is located at east side of Meison street and north of Lang Fang development zone garden in Lang Fang, Hebei, China. The term of the land-use-rights is fifty (50) years from September 1, 2004 to September 1, 2054. The land is semi-developed in terms of readied access to supplies of water, electricity, heat, natural gas and internet connections. AMLF has completed its construction of a two story manufacturing plant with a total occupational space of 5,000 square meters (53,819 square foot).

Beijing Tong Yuan Heng Feng Co., Ltd. (BJTY) had operated out of the factory built by AMLF since 2005. Starting on July 1, 2007, BJTY starts a lease with Beijing Sande Technology Co., Ltd., a related party.  Term of the lease commenced on July 1, 2007 and will expire on June 30, 2008. Our monthly rental rate is $1,463.

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All of our directors hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. Our officers are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS - continued

Our directors and executive officers, their ages, positions held are as follows:

NAME	AGE	POSITION WITH THE COMPANY
Chen Gao	52	Director, President, Treasurer
Xin Yan Yuan	50	Director, Secretary
Li Wei Gao	54	Director

BUSINESS EXPERIENCE

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which he or she was employed.

Chen Gao, age 52, has served as president and CEO, treasurer, director of American Metal & Technology, Inc since May 22, 2007; served as president, treasurer and director of American Metal Technology Group from Jan 28, 2004 to December 31, 2005; served as Chairman and director of Beijing Tong Yuan Heng Feng Technology Co., Ltd. from Jan 2002 to present, served as Chairman and director of American Technology (Lang Fang) Co., Ltd. from August 2004 to present; served as Chairman and President of Beijing Mai Ke Luo Machinery Co., Ltd. from May 1994 to present. Beijing Mai Ke Luo Machinery Co., Ltd. is a beverage equipment manufacturer in China; served as Chairman of Beijing Sande Technology (Holding) Co., Ltd, a beverage equipment and parts manufacturer from Jan 1993 to present. Mr. Gao was the accounting manager for Beijing Beichen Group Wuzhou Hotel, a hotel management company, from Sep 1987 to Dec 1992.

Xin Yan Yuan, age 50, has served as director and secretary of American Metal & Technology, Inc. since May 22, 2007; served as director of American Metal Technology Group since October 2004; served as Vice Chairman and director of Beijing Tong Yuan Heng Feng Technology Co., Ltd. from Jan 2002 to present, served as director of American Metal Technology (Lang Fang) Co., Ltd. from August 2004 to present served as Director and Vice President of Beijing Mai Ke Luo Machinery Co., Ltd., a beverage equipment manufacturer in China from May 1994 to present, and has served as President of Beijing Sande Technology (Holding) Co., Ltd, a beverage equipment and parts maufacturer from Jan 1993 to present.

Li Wei Gao, age 54, has served as director of American Metal & Technology, Inc., since May 22, 2007 and served as president and director of American Metal Technology Group since January 1, 2006 to present; served as president of Haille Trade Gmbh from January 2002 to present.

FAMILY RELATIONSHIPS

Li Wei Gao is the sister of Chen Gao.
Xin Yan Yuan has no family relationship with either Li Wei Gao or Chen Gao.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

During the past five years, none of our directors, executive officers or persons that may be deemed promoters is or have been involved in any legal proceeding concerning (i) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction permanently or temporarily enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity; or (iv) being found by a court, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law (and the judgment has not been reversed, suspended or vacated).

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation paid by our company for services rendered in all capacities to  American Metal & Technology, Inc. from 2005 fiscal year ended December 31, 2005 through the 2007 fiscal year ended December 31, 2007, of all officers and directors of our company. We presently have no pension, health, annuity, insurance, profit sharing or similar benefit plans. Executive compensation is subject to change concurrent with our company's requirements.

SUMMARY COMPENSATION TABLE

None of our executive officers received an annual salary and bonus that during the 2006 fiscal year ending December 31. The following table sets forth the compensation received by our officers and directors. We currently do not have any compensation or employment agreements with any of our executive officers, and we do not anticipate entering into any such agreements in the foreseeable future.

	ANNUAL COMPENSATION
NAME AND PRINCIPAL POSITION	FISCAL YEAR	SALARY	OTHER	LONG TERM COMPENSATION SECURITIES UNDERLYING OPTIONS
Chen Gao	2006	-0-	-0-	-0-
President, Treasurer	2005	-0-	-0-	-0-
Director	2004	-0-	-0-	-0-
Xin Yan Yuan	2006	-0-	-0-	-0-
Secretary, Director	2005	-0-	-0-	-0-
	2004	-0-	-0-	-0-
Li Wei Gao	2006	-0-	-0-	-0-
Director	2005	-0-	-0-	-0-
	2004	-0-	-0-	-0-

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
CHANGE IN CONTROL ARRANGEMENTS

COMPENSATION OF DIRECTORS

Generally, our Directors do not receive salaries or fees for serving as directors, nor do they receive any compensation for attending meetings of the Board of Directors. Directors are entitled to reimbursement of expenses incurred in attending meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Due to related parties amounted to $601,871 as of June 30, 2007. Due to related parties includes $601,271 due to Beijing Sande Technology(Holding) Co., Ltd., which is owned to 41.27% by the CEO of BJTY and AMLF and $600 due to Mr. Chen Gao. Due to related parties payable are due on demand, interest free, and unsecured.

BJTY starts a lease with Beijing Sande Technology Co., Ltd.,  a related party.  Term of the lease commenced on July 1, 2007 and will expire on June 30, 2008. Our monthly rental rate is $1,463.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 25, 2007, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. All shares included in the table represent all shares that could be obtained by the individuals listed within sixty (60) days from the date of this Registration Statement. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

NAME AND ADDRESS OF	AMOUNT AND NATURE OF	PERCENT OF
BENEFICIAL OWNER	BENEFICIAL OWNERSHIP	BENEFICIAL OWNERSHIP
Chen Gao	229,840,843	14.73%
633 5th Street 26th Fl, Los Angeles, CA 90071
Xin Yan Yuan	173,933,468	11.15%
633 5th Street 26th Fl, Los Angeles, CA 90071
Li Wei Gao	-0-	-0-
Hein Hoyer Str 3, 20359 Hamburg, DEU

CHANGES IN CONTROL

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our Company.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 2,000,000,000 common shares with a par value of $0.0001. As of October 3, 2007, we had 1,560,374,357 common shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to common stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the board of directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

In the event of a merger or consolidation, all holders of common stock will be entitled to receive the same per share consideration.

We are authorized to issue 100,000,000 preferred shares with a par value of $0.0001. As of October 3, 2007, we have no preferred shares outstanding.

PLAN OF DISTRIBUTION

The selling securities holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling securities holders may sell the shares from time to time:

—
in transactions on the Over-the-Counter Bulletin Board or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale; or

—	in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

—	at prices related to prevailing market prices, or

—	in negotiated transactions, or

—	in a combination of these methods of sale; or

—	any other method permitted by law.

The Selling Shareholders may be deemed an underwriter. The Selling Shareholders may effect these transactions by offering and selling the shares directly to or through securities broker-dealers, and these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling securities holders and/or the purchasers of the shares for whom these broker-dealers may act as agent or to whom the selling securities holders may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

Any broker-dealers who act in connection with the sale of our shares will be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal will be deemed to be underwriting discounts, concessions and commissions under the Securities Act.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling Shareholders that it and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act. Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of this distribution. In addition and without limiting the foregoing, the selling security owner will be governed by the applicable provisions of the Securities  Exchange Act, and the rules and regulations hereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling securities holders. All of the foregoing may affect the marketability of our securities.

PLAN OF DISTRIBUTION - continued

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the Selling Shareholders that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling security owner and any of their affiliates. We have informed the selling securities holders that it may not:

—	engage in any stabilization activity in connection with any of the shares;

—	bid for or purchase any of the shares or any rights to acquire the shares,

—	attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act; or

—	effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution.

We have informed the Selling Shareholders that they must affect all sales of shares in broker’s transactions, through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.

The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal.

Notwithstanding statements above, the maximum commission or discount to be received by any NASD member or independent broker/dealer will not be greater than eight (8) percent for the sale of any securities being registered pursuant to SEC Rule 415.

SELLING SHAREHOLDERS

The Selling Shareholders may offer and sell, from time to time, any or all of the common stock registered pursuant to this Registration Statement. Because the Selling Shareholders may offer all or only some portion of the 426,104,020 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the Selling Shareholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the Selling Shareholders as of September 28, 2007, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the Selling Shareholders. None of the Selling Shareholders are  broker-dealers, or an affiliate of a broker-dealer to our knowledge.

SELLING SHAREHOLDERS - continued

Selling Shareholder	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock to be Offered for Sale	Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned Before the Offering	Percentage of Common Stock Owned After the Offering
Bing Lue	2,000,000	400,000	1,600,000	0.13%	0.10%
Bing Sun	750,000	150,000	600,000	0.05%	0.04%
Bo Wang	1,650,000	330,000	1,320,000	0.11%	0.08%
Chao Hui Peng	1,500,000	300,000	1,200,000	0.10%	0.08%
Ding Ding	1,200,000	1,200,000	0	0.08%	0.00%
Gek Moi Ng	4,000,000	4,000,000	0	0.26%	0.00%
Gui Xiu Wang	8,200,000	1,640,000	6,560,000	0.53%	0.42%
Han Zhang	1,350,000	270,000	1,080,000	0.09%	0.07%
Hang Yuan	32,309,528	12,120,835	20,188,693	2.07%	1.29%
Hong Chang	1,500,000	1,500,000	0	0.10%	0.00%
Hong Wei Liu	2,100,000	420,000	1,680,000	0.13%	0.11%
Hui Min fu	1,700,000	340,000	1,360,000	0.11%	0.09%
Hui Ming Chu	855,000	171,000	684,000	0.05%	0.04%
James C. Duffy & Hao-Peng Xu Duffy (JT TEN)	1,200,000	1,200,000	0	0.08%	0.00%
Ji Hui Ma	500,000	100,000	400,000	0.03%	0.03%
Ji Sheng Pan	200,000	40,000	160,000	0.01%	0.01%
Jian Xin Wang	500,000	100,000	400,000	0.03%	0.03%
Jian Xin Xu	56,528,352	19,784,923	36,743,429	3.62%	2.35%
Jie Li	2,500,000	2,500,000	0	0.16%	0.00%
Jing Hong Zhang	300,000	60,000	240,000	0.02%	0.02%
Jing Yi	1,000,000	200,000	800,000	0.06%	0.05%
Jing Zhao	54,975,630	19,241,471	35,734,159	3.52%	2.29%
Jun Jian Dou	700,000	140,000	560,000	0.04%	0.04%
Jun Li	1,500,000	300,000	1,200,000	0.10%	0.08%
Jun Lie Bai	5,000,000	1,000,000	4,000,000	0.32%	0.26%
Kun Chang	1,050,000	210,000	840,000	0.07%	0.05%
Kung Huang	700,000	140,000	560,000	0.04%	0.04%
Li Li Wang	2,000,000	2,000,000	0	0.13%	0.00%
Li Ming Xue	606,900	121,380	485,520	0.04%	0.03%
Li Zhang	11,395,000	11,395,000	0	0.73%	0.00%

SELLING SHAREHOLDERS - continued

Lu Yi Tian	2,800,000	2,800,000	0	0.18%	0.00%
Mei Si Gao	62,956,400	26,616,753	36,339,647	4.03%	2.33%
Meng Han	200,000	40,000	160,000	0.01%	0.01%
Meng Xu	62,157,150	25,817,503	36,339,647	3.98%	2.33%
Mu Lin Chen	986,500	986,500	0	0.06%	0.00%
Mui Hoo Lui Chung	53,620,003	18,767,001	34,853,002	3.44%	2.23%
Pei Shi	1,050,000	1,050,000	0	0.07%	0.00%
Qi Fa Zhang	1,666,667	1,666,667	0	0.11%	0.00%
Qiang Wang	1,500,000	1,500,000	0	0.10%	0.00%
Qun Qian	5,000,000	5,000,000	0	0.32%	0.00%
Ran Song	58,407,150	22,067,503	36,339,647	3.74%	2.33%
Richard Lui	5,644,211	1,975,474	3,668,737	0.36%	0.24%
Rui Lin Ding	40,320,003	5,567,001	34,753,002	2.58%	2.23%
Shi Kung Ho	13,546,106	4,741,137	8,804,969	0.87%	0.56%
Shu Bing Gou	592,000	118,400	473,600	0.04%	0.03%
Shu Ying Zhou	550,000	550,000	0	0.04%	0.00%
Tao Lin	1,500,000	1,500,000	0	0.10%	0.00%
Tie Zhu Pan	2,500,000	2,500,000	0	0.16%	0.00%
Wei Li (4)	2,000,000	400,000	1,600,000	0.13%	0.10%
Wei Li (4)	1,400,000	280,000	1,120,000	0.09%	0.07%
Wei Li (4)	1,000,000	200,000	800,000	0.06%	0.05%
Wei Li (4)	8,300,000	1,660,000	6,640,000	0.53%	0.43%
Wei Miao Zhao	8,000,000	8,000,000	0	0.51%	0.00%
Wen Jing Li	986,500	197,300	789,200	0.06%	0.05%
Wen Jun Wang	1,445,200	1,445,200	0	0.09%	0.00%
Xiao Jie Guo	60,634,361	21,072,026	39,562,335	3.89%	2.54%
Xiao Ming Chen	3,750,000	750,000	3,000,000	0.24%	0.19%
Xiao Yan Li	3,000,000	600,000	2,400,000	0.19%	0.15%
Xie Jiang Ping	333,333	333,333	0	0.02%	0.00%
Xin Jian Yuan	57,107,150	20,767,503	36,339,647	3.66%	2.33%
Xin Min Yuan	55,907,150	19,567,503	36,339,647	3.58%	2.33%
Xiu Hua Liu	1,200,000	240,000	960,000	0.08%	0.06%
Xue Min Yang	2,600,000	520,000	2,080,000	0.17%	0.13%
Ya Ni Gao	12,423,812	4,348,334	8,075,478	0.80%	0.52%
Yan Lin Yu Wen	11,370,000	11,370,000	0	0.73%	0.00%
Yan Qiu Xu	100,000	20,000	80,000	0.01%	0.01%
Yan Wei Hu	6,650,000	1,330,000	5,320,000	0.43%	0.34%
Yan Wu Xu	1,000,000	200,000	800,000	0.06%	0.05%
Yan Zhu	650,000	130,000	520,000	0.04%	0.03%
Yi Li	3,850,000	3,850,000	0	0.25%	0.00%
Ying Pan	55,907,150	19,567,503	36,339,647	3.58%	2.33%
Yong Li Zhou	7,000,000	1,400,000	5,600,000	0.45%	0.36%
Yong Qiang Zhan	100,000	20,000	80,000	0.01%	0.01%
Yong Quan Dai	2,500,000	2,500,000	0	0.16%	0.00%
Yun Song He	7,500,000	1,500,000	6,000,000	0.48%	0.38%
Yun Wang	6,000,000	6,000,000	0	0.38%	0.00%
Zhen Bang Song	62,119,056	21,741,670	40,377,386	3.98%	2.59%
Zhi Bao Wang	650,000	130,000	520,000	0.04%	0.03%
Zhi Kuan Qi	300,000	60,000	240,000	0.02%	0.02%
Zhi Qiang Yu	1,000,000	200,000	800,000	0.06%	0.05%
Zhi Shuang Wang	789,000	157,800	631,200	0.05%	0.04%
Palm Tree Consulting Corp (1)	21,372,190	21,272,190	0	1.37%	0.01%
Laguna Capital Consulting(2)	35,453,650	35,453,650	0	2.27%	0.00%
ResetOne, LLC(3)	14,181,460	14,181,460	0	0.91%	0.00%
TOTAL	973,346,612	426,104,020	547,242,592

SELLING SHAREHOLDERS - continued

(1)	Ning Jin is the controlling shareholder of Palm Tree Consulting Corp.
(2)	Amy Wang is the controlling shareholder of Laguna Capital Consulting.
(3)	Bryan Scott is the controlling member of ResetOne, LLC.
(4)	Despite having the same spelling of their names, these four shareholders are separate and unrelated individuals.

We will require the Selling Shareholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

LEGAL MATTERS

The validity of the common stock offered by this prospectus has been passed upon by The O'Neal Law Firm, P.C., 14835 East Shea Boulevard, Suite 103, PMB 494, Fountain Hills, Arizona 85268.

TRANSFER AGENT

Our transfer agent is American Stock Transfer & Trust Company, 59 Maiden Lane Plaza Level, New York, NY 10038.

EXPERTS

The financial statements of AMTI included in this registration statement have been audited by Kabani & Company, Inc., Certified Public Accountants, to the extent and for the period set forth in their reports appearing elsewhere in the registration statement, and are included in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in and/or disagreements with Kabani & Company, Inc., on accounting and financial disclosure matters.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Certificate of the Company provides that a director of the Company will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

The Bylaws of the Company provide that each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he or she is or was a director, officer, employee or agent of the Company (which term includes any predecessor corporation of the Company) or is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection therewith and such indemnification will inure to the benefit of the indemnitee's heirs, executors and administrators.

There is no pending material litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened material litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer and controlling persons of the small business issuer pursuant to the provisions of the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's Public Reference Room 100 F Street, N.E., Washington, D.C. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. The Internet site of the SEC contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by American Metal & Technology, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

AMERICAN METAL & TECHNOLOGY, INC.

AMERICAN METAL & TECHNOLOGY, INC. AND SUBSIDIARIES
(FORMERLY MURRAY UNITED DEVELOPMENT CORPORATION)
CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2007
(UNAUDITED)

ASSETS
Current Assets
Cash and cash equivalents	$1,956,188
Accounts receivable - net	1,653,879
Notes receivable	235,137
Other receivables	2,335
Advances to suppliers	120,416
Inventories	576,459
Total Current Assets	4,544,414

Property, Plant And Equipment - Net	2,996,346

Intangible Assets, Net	687,308

Total Assets	$8,228,068

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable	$329,206
Accrued liabilities and other payables	58,963
Advance payments	277,806
Amount due to related parties	601,871
Unearned revenue	3,547

Total Current Liabilities	1,271,393

Minority Interests	350,897
Commitments	-

Shareholders' Equity
Preferred Stock, par value $0.0001, authorized 100,000,000 share; none issued and outstanding; Common Stock, par value $0.0001, authorized 200,000,000 shares, issued and outstanding 1,416,549,007 shares	141,655
Additional paid in capital	1,623,059
Statutory reserve	898,989
Accumulated other comprehensive income	456,386
Retained earnings	3,485,689

Total Stockholders' Equity	6,605,778

Total Liabilities and Shareholders' Equity	$8,228,068

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN METAL & TECHNOLOGY, INC. AND SUBSIDIARIES
(FORMERLY MURRAY UNITED DEVELOPMENT CORPORATION)
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(UNAUDITED)

	Three months ended		Six months ended
	June 30		June 30
	2007	2006	2007	2006

Net sales	$2,410,578	$2,096,748	$4,472,075	$3,832,732
Cost of goods sold	(1,633,663)	(1,501,354)	(3,036,457)	(2,727,405)
Gross profit	776,915	595,394	1,435,618	1,105,327
Operating expenses
Selling expenses	(7,423)	(5,510)	(14,258)	(8,699)
Operating and administrative expenses	(278,503)	(147,603)	(540,074)	(274,937)
Total operating expenses	(285,926)	(153,113)	(554,332)	(283,636)
Income from operations	490,989	442,281	881,285	821,691
Other income (expense)
Interest income (expense)	655	667	2,082	957
Other income (expense)	(347)	64	(2,418)	64
Total other income (expense)	308	731	(336)	1,021
Income before provision for income taxes and minority interest	491,297	443,012	880,950	822,712
Provision for income taxes	4,638	-	4,638	-
Income before minority interests	486,659	443,012	876,312	822,712
Minority interests	(287)	21,997	132	41,879
Net income	486,946	421,015	876,179	780,833
Other comprehensive income
Foreign currency translation adjustment	101,079	17,901	192,372	20,111
Comprehensive income	$588,025	$438,916	1,068,551	800,944
Basic weighted average shares outstanding	1,264,848,464	1,128,842,167	1,206,178,649	1,128,842,167
Basic net earnings per share	$0.0004	$0.0004	$0.0007	$0.0007
Diluted weighted average shares outstanding	1,268,935,797	1,128,842,167	1,211,665,367	1,128,842,167
Diluted net earnings per share	$0.0004	$0.0004	$0.0007	$0.0007

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN METAL & TECHNOLOGY, INC. AND SUBSIDIARIES
(FORMERLY MURRAY UNITED DEVELOPMENT CORPORATION)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(UNAUDITED)
	2007	2006
Cash flows from operating activities:
Net Income	$876,179	$780,833
Adjustments to reconcile net income to
net cash provided by operating activities:
Minority interest	132	41,879
Depreciation and amortization	116,446	108,575
(Increase)/decrease in assets:
Accounts receivable	(712,149)	(939,584)
Note receivable	(74,555)	(119,901)
Other receivables	(42,244)	(793,469)
Inventory	(85,121)	(114,948)
Advance to suppliers	537,737	769,830
Prepaid expenses	139,282	375,912
Increase/(decrease) in liabilities:
Accounts payable	103,889	134,872
Other payable and accrued expenses	(4,650)	196,889
Unearned revenue	1,138	(529,404)

Net Cash Provided By (Used In) Operating Activities	856,085	(88,515)

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(100,628)	(516,827)

Net Cash Used in Investing Activities	(100,628)	(516,827)

Cash flows from financing activities:
Cash received on stock issuance	-	119,980
Proceeds from advance payments	277,806
Proceeds from loans	28,865	780,020

Net Cash Provided By Financing Activities	306,671	900,000

Net Increase in Cash and Cash Equivalents	1,062,127	294,658

Effects of Exchange Rate Change in Cash	106,617	887

Cash and Cash Equivalents-Beginning Balance	787,444	146,623

Cash and Cash Equivalents-Ending Balance	1,956,188	442,168

Supplement disclosure of cash flow information:
Income taxes paid	$4,638	$-
Interest expenses paid	$841	$-
Non Cash Transactions
Shares Issued Due To Reorganization	$27,416	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN METAL & TECHNOLOGY, INC. AND SUBSIDIARIES
(FORMERLY MURRAY UNITED DEVELOPMENT CORPORATION)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.	Organization and description of business

On June 1, 2007, American Metal & Technology, Inc. ( " AMTI " , "We" , "Us" , "Our" or the "Company" )  formally changed its name from Murray United Development Corporation to American Metal & Technology, Inc.

The Company was incorporated on October 13, 1987 under the laws of the State of Delaware. It was organized to further develop and exploit commercially certain technology for a rotary internal combustion engine that would utilize alternative fuels. The patent and related rights to the use of the technology have been assigned to the Company. These rights were subsequently assigned pursuant to the terms of the Stock Purchase Agreement dated November 6, 2006 discussed below.

The Company was in the development stage since inception until the closing of the transaction discussed in the next paragraph. Activities of the Company were limited to the acquisition of funds from the sale of its common stock; the acquisition of the licensing rights for and, subsequently, title to, the engine technology; research and development related to the development of an initial fuel-driven prototype of the engine.

The Company entered into a Stock Purchase Agreement on November 6, 2006 (the "Agreement") with American Metal Technology Group, a Nevada corporation (“AMTG"), pursuant to which the Company acquired one hundred (100%) percent of AMTG's outstanding common stock from the AMTG Stockholders and AMTG became a wholly-owned subsidiary of the company in a two step reverse takeover transaction on May 22, 2007.  In connection with this transaction, the Company issued 1,213,295,563 shares to the former stockholders and consultants of AMTG (1,142,388,273 shares to AMTG's former shareholders, including 20,000,000 shares of common stock issues to AMTG as investment upon completion of the due diligence period to the Agreement, and redistributed proportionally to AMTG's shareholders as of  May 22, 2007, and 70,907,300 shares to AMTG's consultants).  These shares represent more than eighty five (85%) of the Company's issued and outstanding shares of voting capital stock on a fully diluted basis, and therefore the former shareholders of AMTG and its consultants effectively have control of the Company.  AMTG is now a wholly owned subsidiary of the Company.

The exchange of shares with AMTG has been accounted for as a reverse acquisition under the purchase method of accounting since the shareholders AMTG obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of AMTG, with AMTG being treated as the continuing entity.  The historical financial statements presented herein are those of AMTG. The continuing company has retained December 31 as its fiscal year end.

 Reflecting the change of ownership, the Company filed a Certificate of Amendment to its Certificate of Incorporation to change its name to American Metal & Technology, Inc., which became effective June 1, 2007.

The Company now through AMTG and its subsidiaries, Beijing Tong Yuan Heng Feng Technology Co., Ltd. and American Metal Technology (Lang Fang) Co., Ltd., is mainly in the business of manufacturing and sales of high-precision investment casting and metal fabrication products in the People's Republic of China ( "China" ). The Company's production involves high-precision investment casting and machined products, including valves, pipe fittings, etc. The Company uses a wide range of ferrous and non-ferrous materials such as stainless steel, carbon steel, monel alloy, hastelloy alloy, and other various types of alloys. In 2006, AMTG via Beijing Tong Yuan Heng Feng Technology Co., Ltd., expanded its business to the design and manufacturing of electronic circuit boards and motion controllers for home appliances such as washing machines.

AMTG was incorporated on January 13, 2004 under the laws of the state of Nevada. On June 1, 2004 , AMTG entered into an equity purchase agreement with Beijing Sande Technology (Holding) Co., Ltd. ( "BST" ) to acquire 80% ownership of Beijing Tong Yuan Heng Feng Technology Co., Ltd. ( "BJTY" ). As a result, AMTG issued 7,200 shares of his pre-split common stock to BST in exchange for 80% ownership of BJTY. On August 2, 2004 , AMTG incorporated American Metal Technology (Lang Fang) Co., Ltd. ( "AMLF" ) in Hebei, China, for the purpose of expanding the production facility of BJTY. On August   8, 2004 , AMTG and AMLF together entered into an equity purchase agreement with Beijing Sande Shang Mao Co., Ltd. ( "BSS" ) for the remaining 20% of BJTY. As a result, AMTG which issued 1,800 shares of pre-split common stock to BSS and  AMLF, becomes the owner of 20% shareholder of BJTY. AMTG later acquired the 20% ownership of BJTY from AMLF and owns 100% of BJTY. On November 12, 2004 , AMTG effectuated a forward split of all the outstanding shares of common stock on a 1,000 for 1 basis. On November 2005, AMTG sold 5% of BJTY to an unrelated party for $240,000. In 2006, AMTG raised $120,000 from an individual investor in a Reg S offering at $1 per share. AMTG received net $119,860 and issued 120,000 shares.

AMERICAN METAL & TECHNOLOGY, INC. AND SUBSIDIARIES
(FORMERLY MURRAY UNITED DEVELOPMENT CORPORATION)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2.	Summary of significant accounting policies

The accompanying unaudited financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim periods are not necessarily indicative of the results for any future period. These statements should be read in conjunction with the Company's audited financial statements and notes thereto for the fiscal year ended December 31, 2006. The results of the six month period ended June 30, 2007 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2007.

Principal of consolidation

The consolidated financial statements of American Metal & Technology, Inc. reflect the activities of the following subsidiaries:

Subsidiaries		Percentage Of Ownership
American Metal Technology (Lang Fang) Co., Ltd.	P.R.C.	100%
Beijing Tong Yuan Heng Feng (Technology) Co., Ltd.	P.R.C.	95%

Due to common management and ownership, the consolidated financial statements have been presented as if the Agreement and Plan of Merger of the subsidiaries occurred as of the December 31, 2006.  The consolidated financial statements generally reflect only the activities of BJTY and AMLF at its historical cost. Because Murray United Development Corporation's financial statement is immaterial, no pro forma is presented.

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All significant inter-company transactions and accounts have been eliminated in the consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those results.

AMERICAN METAL & TECHNOLOGY, INC. AND SUBSIDIARIES
(FORMERLY MURRAY UNITED DEVELOPMENT CORPORATION)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2.	Summary of significant accounting policies - continued

Cash and cash equivalents

For Statement of Cash Flows purposes, the Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents. As of June 30, 2007, cash and cash equivalent amounted to $1,956,188.

Accounts receivable

The Company's policy is to maintain reserves for potential credit losses for accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. As of June 30, 2007, the Company had accounts receivable of $1,653,879. The Company’s management has determined that there is no need of an allowance for bad debts as of June 30, 2007.

Advances to suppliers

The Company advances to certain vendors for the purchase of material. As of June 30, 2007, the advances to suppliers amounted to $120,416.

Inventories

Inventories are valued at the lower of cost or market value using weighted average method. Management compares the cost of inventory with the market value and an allowance is made for writing down the inventory to its market value, if lower.

Property, plant and equipment

Property, plant and equipment are recorded at cost. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The cost of improvements that extend the life of plant, property, and equipment are capitalized. These capitalized costs may include structural improvements, equipment, and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

AMERICAN METAL & TECHNOLOGY, INC. AND SUBSIDIARIES
(FORMERLY MURRAY UNITED DEVELOPMENT CORPORATION)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2.	Summary of significant accounting policies - continued

Property, plant and equipment- continued

Depreciation for financial reporting purposes is provided using the straight line method over the estimated useful lives of the assets:

Estimated
Useful Life
Building and improvements	13-40 years
Machinery and equipments	5-15 years
Vehicle	12 years

Financial instruments

Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values of financial instruments.

The Company's financial instruments primarily consist of cash and cash equivalents, accounts receivable, other receivables, advances to suppliers, accounts payable, other payable, tax payable, and related party advances and borrowings.

As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheet. This is attributed to the short maturities of the instruments and that interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective balance sheet dates.

Impairment

The Company applies the provisions of Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS No. 144"), issued by the Financial Accounting Standards Board ("FASB"). FAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

The Company tests long-lived assets, including property, plant and equipment and intangible assets subject to periodic amortization, for recoverability at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There was no impairment of long-lived assets for the six months ended June 30, 2007 and June 30, 2006.

AMERICAN METAL & TECHNOLOGY, INC. AND SUBSIDIARIES
(FORMERLY MURRAY UNITED DEVELOPMENT CORPORATION)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2.	Summary of significant accounting policies - continued

Revenue recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. Unearned revenue as of June 30, 2007 amounted to $3,547.

The Company's revenue consists of invoiced value of goods, net of a value-added tax (VAT). No product return or sales discount allowance is made as products delivered and accepted by customers are normally not returnable and sales discount is normally not granted after products are delivered.

Foreign currency translation

The reporting currency of the Company is the US dollar. The Company uses their local currency, Renminbi (RMB), as their functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders' equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders' equity and amounted to $ 456,386 as of June 30, 2007.

Income taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At June 30, 2007 and 2006, there was no significant book to tax differences.

Local PRC Income Tax

The Company is governed by the Income Tax Law of the PRC concerning subsidiaries located in PRC. Under the Income Tax Laws of the PRC, Chinese enterprises are generally subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income reported in the statutory financial statements after appropriate tax adjustments. However, according to the Provisional Regulations of the People's Republic of China on Income Tax, the Company’s operating subsidiaries in China have been approved to be exempt from income tax for the six months ended June 30, 2007 and 2006.

AMERICAN METAL & TECHNOLOGY, INC. AND SUBSIDIARIES
(FORMERLY MURRAY UNITED DEVELOPMENT CORPORATION)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2.	Summary of significant accounting policies - continued

Local PRC Income Tax - continued

If the Company had not been exempt from paying income taxes during the six months ended June 30, 2007 and 2006, income tax expense would have been approximately $289,183 and $271,495, respectively, and earnings per share would have been reduced by  $0.0002 and $0.0002, respectively.

The Company does not have any significant deferred tax asset or liabilities in the PRC tax jurisdiction.

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law will replace the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs. The two years tax exemption, three years 50% tax reduction tax holiday for production-oriented FIEs will be eliminated. The Company is currently evaluating the effect of the new EIT law will have on its financial position.

Segment reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

SFAS No. 131 has no effect on the Company's consolidated financial statements as the Company operates in one reportable business segment - manufacture and marketing high-precision investment casting and metal fabrication products in China.

Statement of cash flows

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Recent accounting pronouncements

In September 2006, FASB issued SFAS 157 ‘Fair Value Measurements’. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on the consolidated financial statements.

AMERICAN METAL & TECHNOLOGY, INC. AND SUBSIDIARIES
(FORMERLY MURRAY UNITED DEVELOPMENT CORPORATION)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2.	Summary of significant accounting policies - continued

Recent accounting pronouncements - continued

In September 2006, FASB issued SFAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:

1.	A brief description of the provisions of this Statement
2.	The date that adoption is required
3.	The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on the consolidated financial statements.

In February 2007, FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. FAS 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new Statement. Therefore, calendar-year companies may be able to adopt FAS 159 for their first quarter 2007 financial statements.

The new Statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. FAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. The management is currently evaluating the effect of this pronouncement on the consolidated financial statements.

AMERICAN METAL & TECHNOLOGY, INC. AND SUBSIDIARIES
(FORMERLY MURRAY UNITED DEVELOPMENT CORPORATION)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

3.	Notes receivable

Notes receivable amounted to $235,137 as of June 30, 2007. The notes receivable are due from an unrelated party, current, unsecured, and interest free.

4.	Other receivable

Other receivable amounted to $2,335 as of June 30, 2007. The other receivables are all from unrelated parties, due on demand, and interest free.

5.	Inventories

Inventories consisted of the followings at June 30, 2007:

2007 (Unaudited)
Supplies and raw materials	$393,298
Work in process	102,764
Finished goods	80,397
Totals	$576,459

6.	Property, Plant and Equipment

Property, Plant and Equipment consist of the following at June 30, 2007:

2007 (Unaudited)
Building and improvements	$862,527
Vehicle	21,362
Machinery and equipments	2,615,182
Totals	3,499,071
Less: accumulated depreciation	502,725
$2,996,346

Depreciation expenses for the six months ended June 30, 2007 and 2006 were $98,905, and $94,719, respectively.

7.	Intangible assets

The intangible assets comprised of following at June 30, 2007:

2007 (Unaudited)
Land use right, net	$567,068
Permits, net	120,240

Total	$687,308

AMERICAN METAL & TECHNOLOGY, INC. AND SUBSIDIARIES
(FORMERLY MURRAY UNITED DEVELOPMENT CORPORATION)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

7.	Intangible assets - continued

Land use right:

Per the People's Republic of China's governmental regulations, the Government owns all land. However, the government grants the user a “land use right” (the Right) to use the land. The Company has recognized the amounts paid for the acquisition of rights to use land as intangible asset and amortizing over a period of fifty years.

American Metal Technology (Lang Fang) Co., Ltd. acquired land use rights during the year ended 2004 for a total amount of $597,070. The land use right is for fifty years. The land use right consists of the followings as of June 30, 2007:

2007 (Unaudited)
Land use right	$597,070
Less: accumulated amortization	30,002
$567,068

Permits:

American Metal Technology (Lang Fang) Co., Ltd. acquired various permits related to constructing the factory during the year ended 2004 for a total amount of $163,065. The permits are for ten years. The permits consist of the followings as of June 30, 2007:

2007 (Unaudited)
Prepaid expenses	$163,065
Less: accumulated amortization	42,825
$120,240

Intangible assets of the Company are reviewed annually as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of June 30, 2007 the Company expects these assets to be fully recoverable.

AMERICAN METAL & TECHNOLOGY, INC. AND SUBSIDIARIES
(FORMERLY MURRAY UNITED DEVELOPMENT CORPORATION)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

7.	Intangible assets - continued

Total amortization expenses for the six months ended June 30, 2007 and 2006 amounted to $17,541 and $13,856 respectively. Amortization expenses for next five years after June 30, 2007 are as follows:

June 30, 2008	$27,572
June 30, 2009	27,572
June 30, 2010	27,572
June 30, 2011	27,572
June 30, 2012	27,572
Total	$137,860

8.	Other payable and accrued expenses

Other payable and accrued expenses amounted to $58,963 as of June 30, 2007. Other payable and accrued expenses include taxes payables of  $30,888, accrued welfare $24,575 and other accrued expenses $3,500.

9.	Due to related parties

Due to related parties amounted to $601,871 as of June 30, 2007. Due to related parties includes $601,271 due to an affiliate owned by the CEO of BJTY and AMLF and $600 due to a shareholder. Due to related parties payable are due on demand, interest free, and unsecured.

10.	Statutory reserve

As stipulated by the Company Law of the People's Republic of China (PRC), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i)	Making up cumulative prior years' losses, if any;

ii)
Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

iii)
Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund", which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

iv)	Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

In accordance with the Chinese Company Law, the company has allocated 10% of its net income to surplus. The amount allocated to the surplus reserve amounted to $244,286 and $78,083 for the six months ended June 30, 2007 and 2006, respectively.

AMERICAN METAL & TECHNOLOGY, INC. AND SUBSIDIARIES
(FORMERLY MURRAY UNITED DEVELOPMENT CORPORATION)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

10.	Statutory reserve - continued

The Company established a reserve for the annual contribution of 5% of net income to the common welfare fund. The amount allocated to the surplus reserve amounted to $122,143 and $39,041 for the six months ended June 30, 2007 and 2006, respectively.

The total statutory reserve, as of June 30, 2007, amounted to $898,989.

11.	Current vulnerability due to certain concentrations

BJTY and AMLF’s operations are all carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Major customers and major vendors

Two major customers accounted for 76% of the net revenue for the six months ended June 30, 2007 with each customer individually accounting for about 66% and 10%. The Company had approximately $686,073 accounts receivable from the customers as of June 30, 2007.

Two vendors provided 76% of the Company’s purchase of raw materials for the six months ended June 30, 2007 with each vendor individually accounting for about 63% and 13%. The Company had $123,715 accounts payable to these vendors as of June 30, 2007.

The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral. Credit losses have not been significant.

12.	Minority interest

The amounts of $350,897 as of June 30, 2007 which represents the 5% shareholder interest in BJTY.

AMERICAN METAL & TECHNOLOGY, INC. AND SUBSIDIARIES
(FORMERLY MURRAY UNITED DEVELOPMENT CORPORATION)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

13.	Options and warrants

Stock Options

In April 2002 the Company issued options to purchase six million shares of common stock at $0.02 per share. The options were issued to an employee under non qualified option plan. As of June 30, 2007, all options were fully vested. No options were issued during six months ended June 30, 2007 and June 30, 2006. The following table summarizes the options outstanding as of June 30, 2007:

(Unaudited)	Options Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding, January 1, 2007	6,000,000	$0.02	$0
Reclassified from warrants	-	-	-
Granted	-	-	-
Forfeited/Canceled	-	-	-
Exercised	-	-	-
Outstanding, June 30, 2007	6,000,000	$0.02	$0

Following is a summary of the status of options outstanding at June 30, 2007: The weighted average remaining contractual life of options outstanding is 5 years as of June 30, 2007. The exercise prices for the options outstanding as of June 30, 2007 are as follows:

(Unaudited)
Outstanding Options			Exercisable Options

Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number	Average Exercise Price

$0.02	6,000,000	5	$0.02	6,000,000	$0.02

Warrants

As a result of the exercises and expiration of warrants, the Company has no Class A and Class B warrants as of June 30, 2007.  14,898,000 Class B warrants, and 500,000 underwriter's B warrants expired on March 12, 2007.  The Class B warrants are redeemable at any time at the option of the Company at a price of $0.0001 per warrant. Holders of the Class B warrants have certain rights with respect to the registration of those warrants under the Securities Act of 1933.

The following table summarizes the warrants outstanding as of June 30, 2007:

(Unaudited)	Warrants outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding, January 1, 2007	15,398,000	$0.15	$0
Transferred to options	-	-	-
Granted	-	-	-
Forfeited/Canceled (March 12, 2007)	15,398,000	$0.15	-
Exercised	-	-	-
Outstanding, June 30, 2007	-	$-	$0

14.	Subsequent event

Pursuant to a private placement conducted in accordance with Regulation S of the Securities Act of 1933, as amended, the Company raised $3,276,507 through the issuance of 163,825,350 shares of common stock at $.02 per share.  The offering closed as of August 3, 2007.

AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES

FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Board of Directors and Shareholders
American Metal Technology Group and Subsidiaries

We have audited the accompanying balance sheet of American Metal Technology Group and Subsidiaries as of December 31, 2006 and the related statements of income and other comprehensive income, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Metal Technology Group and Subsidiaries, as of December 31, 2006 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Kabani & Company, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
April 10, 2007

AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2006

ASSETS

Current Assets:
Cash and cash equivalents	$787,444
Accounts receivable	908,694
Notes receivable	155,597
Other receivables	9,068
Advances to suppliers	649,394
Inventories	478,064
Total Current Assets	2,988,261

Property, Plant And Equipment - Net	3,052,607

Intangible Assets - Net	693,801

TOTAL ASSETS	$6,734,669

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$218,334
Other payable and accrued expenses	62,980
Due to related parties	571,405
Unearned revenue	2,333
Total Current Liabilities	855,052

Minority Interest	342,390

Shareholder's Equity:
Share capital, $0.0001 par value, 20,000,000 shares authorized,
10,120,000 shares issued and outstanding	10,120
Additional paid in capital	1,754,594
Statutory reserve	532,560
Retained earnings	2,975,939
Accumulated other comprehensive income	264,014
Total Shareholders' Equity	5,537,227

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$6,734,669

AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	DECEMBER 31,
	2006	2005

NET REVENUE	$7,945,871	$5,479,538

COST OF REVENUE	5,815,013	3,868,696

GROSS PROFIT	2,130,858	1,610,842

SELLING EXPENSES	23,972	1,186

GENERAL AND ADMINISTRATIVE EXPENSES	458,280	204,190

INCOME FROM OPERATIONS	1,648,606	1,405,466

OTHER INCOME	1,106	41,880

NET INCOME BEFORE MINORITY INTEREST	1,649,712	1,447,346

MINORITY INTEREST	83,177	5,521

NET INCOME	1,566,535	1,441,825

OTHER COMPREHENSIVE INCOME:
Foreign currency translation gain	162,844	101,170

COMPREHENSIVE INCOME	$1,729,379	$1,542,995

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	10,100,274	10,000,000

BASIC AND DILUTED NET EARNINGS PER SHARE	$0.16	$0.14

AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

						Accumulated
			Stockholders			Other	Total
	Number	Share	Paid In	Statutory	Retained	Comprehensive	Stockholders'
	Of Shares	Capital	Capital	Reserve	Earning	Income	Equity

BALANCE, DECEMBER 31, 2004	10,000,000	$10,000	$1,634,854	$76,617	$423,522	$-	$2,144,993

Net income for the year ended December 31, 2005	-	-	-	-	1,441,825	-	1,441,825

Transfer to statutory reserve	-	-	-	218,890	(218,890)	-	-

Cumulative translation adjustment	-	-	-	-	-	101,170	101,170

BALANCE, DECEMBER 31, 2005	10,000,000	10,000	1,634,854	295,507	1,646,457	101,170	3,687,988

Net income for the year ended December 31, 2006	-	-	-	-	1,566,535	-	1,566,535

Transfer to statutory reserve	-	-	-	237,053	(237,053)	-	-

Stock issued for cash	120,000	120	119,740	-	-	-	119,860

Cumulative translation adjustment	-	-	-	-	-	162,844	162,844

BALANCE, DECEMBER 31, 2006	10,120,000	$10,120	$1,754,594	$532,560	$2,975,939	$264,014	$5,537,227

AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

Cash flows from operating activities:
Net Income	$1,566,535	$1,441,825
Adjustments to reconcile net income to net cash provided
by operating activities:
Minority interest	83,177	5,521
Gain on disposal of investment		(40,649)
Depreciation and amortization	271,753	89,938
(Increase)/decrease in assets:
Accounts receivable	(654,066)	(229,086)
Other receivables	2,920,391	(159,215)
Inventory	52,495	(297,946)
Advance to suppliers	333,853	231,987
Prepaid expenses	227,447	(347,351)
Increase/(decrease) in liabilities:
Accounts payable	34,429	136,673
Other payable and accrued expenses	(3,437,116)	(80,383)
Unearned revenue	(744,808)	725,978

Net Cash Provided By Operating Activities	654,090	1,477,291

Cash flows from investing activities:
Cash received from disposal of investment	-	239,920
Purchase of equipment and leasehold improvements	(818,198)	(1,930,127)

Net Cash Used in Investing Activities	(818,198)	(1,690,207)

Cash flows from financing activities:
Cash received on stock issuance	119,860	-
Proceeds from loans	820,020	150,080

Net Cash Provided By Financing Activities	939,880	150,080

Net Increase (Decrease) in Cash and Cash Equivalents	775,772	(62,836)

Effects of Exchange Rate Change in Cash	(134,951)	(3,472)

Cash and Cash Equivalents-Beginning of Year	146,623	212,931

Cash and Cash Equivalents-End of Year	$787,444	$146,623

Supplement disclosure of cash flow information:
Income taxes paid	$-	$-
Interest expenses paid	$-	$-

AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and description of business

American Metal Technology Group, a Nevada corporation, ("AMTG", "We", "Us", "Our" or the "Company") via its subsidiaries, Beijing Tong Yuan Heng Feng Technology Co., Ltd. and American Metal Technology (Lang Fang) Co., Ltd., is majorly in the business of manufacturing and sales of high-precision investment casting and metal fabrication products in the People's Republic of China ("China"). The Company's production involves high-precision investment casting and machined products, including valves, pipe fittings, etc. The Company uses a wide range of ferrous and non-ferrous materials such as stainless steel, carbon steel, monel alloy, hastelloy alloy, and other various types of alloys. In 2006, AMTG via Beijing Tong Yuan Heng Feng Technology Co., Ltd., expanded its business to the design and manufacturing of electronic circuit boards and motion controllers for home appliances such as washing machines.

We were incorporated on January 13, 2004 under the laws of the state of Nevada. Our principal executive office is located at 633W. 5th Street, 26th Floor, Los Angeles, CA 90071. On June 1, 2004, the Company entered into an equity purchase agreement with Beijing Sande Technology (Holding) Co., Ltd. ("BST") to acquire 80% ownership of Beijing Tong Yuan Heng Feng Technology Co., Ltd. ("BJTY"). As a result, we issued 7,200 shares of our pre-split common stock to BST in exchange for 80% ownership of BJTY. On August 2, 2004, the Company incorporated American Metal Technology (Lang Fang) Co., Ltd. ("AMLF") in Hebei, China, for the purpose of expanding the production facility of BJTY. On August 8, 2004, the Company and AMLF together entered into an equity purchase agreement with Beijing Sande Shang Mao Co., Ltd. ("BSS") for the remaining 20% of BJTY. As a result, we issued 1,800 shares of our pre-split common stock to BSS and our subsidiary, AMLF, becomes the owner of 20% shareholder of BJTY. AMTG later acquired the 20% ownership of BJTY from AMLF and owns 100% of BJTY. On November 12, 2004, the Company effectuated a forward split of all the outstanding shares of common stock on a 1,000 for 1 basis. On November 2005, the Company sold 5% of BJTY to an unrelated party for $240,000. In 2006, AMTG raised $120,000 from an individual investor in a Reg S offering at $1 per share. The investor wired over $120,000. AMTG received net $119,860 and issued 120,000 shares.

2.	Summary of significant accounting policies

Principal of consolidation

The consolidated financial statements of American Metal Technology Group reflect the activities of the following subsidiaries:

Subsidiaries		Percentage Of Ownership
Beijing Tong Yuan Heng Feng (Technology) Co., Ltd.	P.R.C.	95%
American Metal Technology (Lang Fang) Co., Ltd.	P.R.C.	100%

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All significant inter-company transactions and accounts have been eliminated in the consolidation.

 AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of significant accounting policies - continued

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those results.

Cash and cash equivalents

For Statement of Cash Flows purposes, the Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents. As of December 31, 2006, cash and cash equivalent amounted to $787,444.

Accounts receivable

The Company's policy is to maintain reserves for potential credit losses for accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. As of December 31, 2006, the Company had accounts receivable of $908,694. The Company’s management has determined that there is no need of allowance for bad debts as of December 31, 2006.

Advances to suppliers

The Company advances to certain vendors for the purchase of material. As of December 31, 2006, the advances to suppliers amounted to $649,394.

Inventories

Inventories are valued at the lower of cost or market value using weighted average method. Management compares the cost of inventory with the market value and an allowance is made for writing down the inventory to its market value, if lower.

 AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of significant accounting policies - continued

Property, plant and equipment

Property, plant and equipment are recorded at cost. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The cost of improvements that extend the life of plant, property, and equipment are capitalized. These capitalized costs may include structural improvements, equipment, and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight line method over the estimated useful lives of the assets:

Estimated
Useful Life
Building and improvements	13-40 years
Machinery and equipments	5-15 years
Vehicle	12 years

Financial instruments

Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values of financial instruments.

The Company's financial instruments primarily consist of cash and cash equivalents, accounts receivable, other receivables, advances to suppliers, accounts payable, other payable, tax payable, and related party advances and borrowings.

As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheet. This is attributed to the short maturities of the instruments and that interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective balance sheet dates.

Impairment

The Company applies the provisions of Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS No. 144"), issued by the Financial Accounting Standards Board ("FASB"). FAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

The Company tests long-lived assets, including property, plant and equipment and intangible assets subject to periodic amortization, for recoverability at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There was no impairment of long-lived assets for the years ended December 31, 2006 and 2005.

AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of significant accounting policies - continued

Revenue recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. Unearned revenue as of December 31, 2006 amounted to $2,333.

The Company's revenue consists of invoiced value of goods, net of a value-added tax (VAT). No product return or sales discount allowance is made as products delivered and accepted by customers are normally not returnable and sales discount is normally not granted after products are delivered.

Foreign currency translation

The reporting currency of the Company is the US dollar. The Company uses their local currency, Renminbi (RMB), as their functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders' equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders' equity and amounted to $264,014 as of December 31, 2006.

Income taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company records a valuation allowance for deferred tax assets, if any, based on its estimates of its future taxable income as well as its tax planning strategies when it is more likely than not that a portion or all of its deferred tax assets will not be realized. If the Company is able to utilize more of its deferred tax assets than the net amount previously recorded when unanticipated events occur, an adjustment to deferred tax assets would increase the Company net income when those events occur. The Company did not have any operation in the United States and therefore, had no tax liability during the year ended December 31, 2006 and 2005.

AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of significant accounting policies - continued

Local PRC Income Tax

The Company is governed by the Income Tax Law of the PRC concerning subsidiaries located in PRC. Under the Income Tax Laws of the PRC, Chinese enterprises are generally subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income reported in the statutory financial statements after appropriate tax adjustments. However, according to the Provisional Regulations of the People's Republic of China on Income Tax, the Company’s operating subsidiaries in China have been approved to be exempt from income tax for the years ended December 31, 2006 and 2005.

If the Company had not been exempt from paying income taxes during the years ended December 31, 2006 and 2005, income tax expense would have been approximately $517,000 and $476,000, respectively, and earnings per share would have been reduced by $0.06 and $0.04, respectively.

The Company does not have any significant deferred tax asset or liabilities in the PRC tax jurisdiction.

Segment reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

SFAS No. 131 has no effect on the Company's consolidated financial statements as the Company operates in one reportable business segment - manufacture and marketing high-precision investment casting and metal fabrication products in China.

Statement of cash flows

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Recent accounting pronouncements

In February 2006, FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments". SFAS No. 155 amends SFAS No 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAF No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year that begins after September 15, 2006. The management is currently evaluating the effect of this pronouncement on the consolidated financial statements.

AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of significant accounting policies - continued

Recent accounting pronouncements - continued

In March 2006 FASB issued SFAS 156 'Accounting for Servicing of Financial Assets' this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

2.	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

3.	Permits an entity to choose 'Amortization method' or Fair value measurement method' for each class of separately recognized servicing assets and servicing liabilities.

4.
At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

5.
Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statement.

In September 2006, FASB issued SFAS 157 ‘Fair Value Measurements’. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on the consolidated financial statements.

AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of significant accounting policies - continued

Recent accounting pronouncements - continued

In September 2006, FASB issued SFAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:

1.	A brief description of the provisions of this Statement
2.	The date that adoption is required
3.	The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on the consolidated financial statements.

In February 2007, FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. FAS 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new Statement. Therefore, calendar-year companies may be able to adopt FAS 159 for their first quarter 2007 financial statements.

The new Statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. FAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. The management is currently evaluating the effect of this pronouncement on the consolidated financial statements.

3.	Notes receivable

Notes receivable amounted to $155,597 as of December 31, 2006. The notes receivable are due from an unrelated party, current, unsecured, and interest free. These notes were collected by February 2007.

4.	Other receivable

Other receivable amounted to $9,068 as of December 31, 2006. Other receivable includes approximately $5,700 receivable from unrelated party and approximately $3,368 travel advances to employees. The other receivables are all from unrelated parties, due on demand, and interest free.

AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	Inventories

Inventories consisted of the followings at December 31, 2006:

2006
Supplies and raw materials	$265,292
Work in process	210,655
Finished goods	2,1177
Totals	$478,064

6.	Property, Plant and Equipment

Property, Plant and Equipment consist of the following at December 31, 2006:

2006
Building and improvements	$846,522
Vehicle	20,836
Machinery and equipments	2,563,320
Totals	3,430,678
Less: accumulated depreciation	378,071
$3,052,607

Depreciation expenses for the years ended December 31, 2006 and 2005 were $244,042, and $69,706, respectively.

7.	Intangible assets

The intangible assets comprised of following at December 31, 2006:

Land use right, net	$556,020
Permits, net	137,781

Total	$693,801

Land use right:

Per the People's Republic of China's governmental regulations, the Government owns all land. However, the government grants the user a “land use right” (the Right) to use the land. The Company has recognized the amounts paid for the acquisition of rights to use land as intangible asset and amortizing over a period of fifty years.

American Metal Technology (Lang Fang) Co., Ltd. acquired land use rights during the year ended 2004 for a total amount of $581,045. The land use right is for fifty years. The intangible assets consist of the followings as of December 31, 2006:

2006
Intangible assets	$581,405
Less: accumulated amortization	25,385
$556,020

AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	Intangible - continued

Permits:

Permits amounted to $137,781 as of December 31, 2006 and are amortized over 10 years:

2006
Prepaid expenses	$163,065
Less: accumulated amortization	25,284
$137,781

Intangible assets of the Company are reviewed annually as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of December 31, 2006 the Company expects these assets to be fully recoverable.

Total amortization expenses for the years ended December 31, 2006 and 2005 amounted to $27,711 and $20,232 respectively. Amortization expenses for next five years after December 31, 2006 are as follows:

1 year after December 31, 2006	$27,572
2 year after December 31, 2006	27,572
3 year after December 31, 2006	27,572
4 year after December 31, 2006	27,572
5 year after December 31, 2006	27,572
Total	$137,860

8.	Other payable and accrued expenses

Other payable and accrued expenses amounted to $62,980 as of December 31, 2006. Other payable and accrued expenses mainly include taxes payables $44,604 and $18,376 accrued welfare payable.

9.	Due to related parties

Due to related parties amounted to $571,405 as of December 31, 2006. Due to related parties include $570,805 due to an affiliate owned by the CEO of BJTY and AMLF and $600 due to shareholder. Due to related parties payable are due on demand, interest free, and unsecured.

AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	Statutory reserve

As stipulated by the Company Law of the People's Republic of China (PRC), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i)	Making up cumulative prior years' losses, if any;

ii)
Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

iii)
Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund", which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

iv)	Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

In accordance with the Chinese Company Law, the company has allocated 10% of its net income to surplus. The amount allocated to the surplus reserve amounted to $158,826 and $146,656 in the years ended December 31, 2006 and 2005, respectively.

The Company established a reserve for the annual contribution of 5% of net income to the common welfare fund. The amount allocated to the surplus reserve amounted to $78,227 and $72,234 in the years ended December 31, 2006 and 2005, respectively.

The total statutory reserve, as of December 31, 2006, amounted to $532,560.

11.	Current vulnerability due to certain concentrations

BJTY and AMLF’s operations are all carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Major customers and major vendors

One major customer accounted for 78% of the net revenue for the year ended December 31, 2006. The Company had approximately $385,000 accounts receivable from the customer as of December 31, 2006. Two major customers accounted for 100% of the net revenue for the year ended December 31, 2005 with each customer individually accounting for 88% and 12%.

Two vendors provided 76% of the Company’s purchase of raw materials for the year ended December 31, 2006 with each vendor individually accounting for about 61% and 15%. The Company had $63,600 accounts payable to these vendors as of December 31, 2006. Two vendors provided 84% of the Company’s purchase of raw material for the year ended December 31, 2005 with each individually accounting for about 70% and 14%.

The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral. Credit losses have not been significant.

AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.	Minority interest

The amounts of $83,177 and $5,521, as of December 31, 2006 and 2005, represent the 5% shareholder interest in BJTY.

13.	Gain on disposal of investment

On November 2005, the Company sold 5% of BJTY to an unrelated party for $240,000. Net value of the asset of BJTY sold at the time of disposal is $199,351. Gain of disposal of 5% subsidiary is $40,649. Gain on disposal of investment has been reflected as other income, in the accompanying consolidated financial statements.

14.	Subsequent event

The Company and the stockholders of the Company entered into a Stock Purchase Agreement dated as of November 6, 2006 (the "Agreement") with Murray United Development Corp., a Delaware corporation (“MUDC"), pursuant to which MUDC will acquire one hundred (100%) percent of AMTG's outstanding common stock from the AMTG Stockholders and AMTG will become a wholly-owned subsidiary of MUDC in a two step reverse takeover transaction.

The Agreement provides that in the first step of the transaction, MUDC shall acquire an equity only investment in AMTG pursuant to which, MUDC shall issue 20,000,000 shares of its common stock to AMTG (a 9.32% equity ownership interest in MUDC) in exchange for AMTG issuing 180,254 shares of its common stock to MUDC (a 1.75% equity ownership interest in AMTG)(the "Investment"). If the transaction fails to close for any reason, then the investment shall be rescinded. The investment transaction was completed in February 2007.

The Agreement provides that in the second step and upon closing the transaction, 1,213,295,563 shares will be issued to the stockholders and consultants of AMTG who would then own 85.57% of the total outstanding shares of common stock of MUDC on a fully diluted basis, and existing stockholders of MUDC will own 173,252,434 shares or 12.22% of the shares of common stock of MUDC on a fully diluted basis. The second step is conditioned upon the delivery of audited US GAAP financial statements for the past two fiscal years by the Company to MUDC.

As a result of the merger, the stockholders of AMTG will own approximately 100% of the combined entity. Accordingly, the merger will be accounted for as reverse acquisition of the public shell by AMTG and would result in a recapitalization of AMTG in a manner similar to the pooling of interest method.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all claims, issues or matters in such proceeding, such person may be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in the view of all the circumstances of the case such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

The Certificate of Incorporation of the Company provides that a director of the Company will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

The Bylaws of the Company provide that each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he or she is or was a director, officer, employee or agent of the Company (which term includes any predecessor corporation of the Company) or is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection therewith and such indemnification will inure to the benefit of the indemnity's heirs, executors and administrators.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with this registration:

SEC Registration Fees	$470.53

Printing and Engraving Fees (1)	$3,000.00

Accounting Fees and Expenses	$7,500.00

Legal Fees and Expenses	$25,000.00

Transfer Agent Fees and Expenses (1)	$750.00
TOTAL	$36,720.00

(1) We have estimated these amounts.

RECENT SALES OF UNREGISTERED SECURITIES

On May 22, 2007, pursuant to the terms of the Stock Purchase Agreement dated as of November 6, 2006 (the “Agreement”) with American Metal Technology Group, a Nevada corporation (“AMTG”), as reported on Form 8-K filed on January 10, 2007, the Company issued 1,213,295,563 shares to the stockholders and consultants of AMTG (1,142,388,273 shares to AMTG’s former shareholders, including 20,000,000 shares of common stock issued to AMTG as investment upon completion of the due diligence period pursuant to the Agreement, and redistributed proportionally to AMTG’s shareholder on May 22, 2007, and 70,907,300 shares to AMTG’s consultants). These shares represent more than eighty five (85%) of the Company’s issued and outstanding shares of voting capital stock on a fully diluted basis, and therefore the former shareholders of AMTG and its consultants effectively have control of the Company. AMTG is now a wholly owned subsidiary of the Company. The shares issued were issued without registration pursuant to Section 4(2) of the Securities Act of 1933 for U.S. investors, or pursuant to Regulation S for all non-U.S. investors, and are therefore "restricted" securities. Such shares may not therefore be transferred without either the registration of such shares with the Securities and Exchange Commission or an exemption from such registration requirements pursuant to the Securities Act of 1933, as amended.

In addition and also pursuant to the terms of the Agreement, on May 22, 2007 the Company issued 10,000,000 shares to Anthony Campo, in partial consideration for the cancellation of indebtedness to him. The shares issued to Mr. Campo were issued without registration pursuant to Section 4(2) of the Securities Act of 1933 and are therefore "restricted" securities. Such shares may not therefore be transferred without either the registration of such shares with the Securities and Exchange Commission or an exemption from such registration requirements pursuant to the Securities Act of 1933, as amended.

Pursuant to a private placement conducted in accordance with Regulation S of the Securities Act of 1933, as amended, the Company raised $3,276,507 through the issuance of 163,825,350 shares of common stock at $.02 per share.  The offering closed on August 3, 2007.  The proceeds of the offering were distributed as follows:  (i) $2,500,000 million was distributed to the Company’s subsidiary company AMLF to engage in second phase construction to upgrade manufacturing equipment; (ii) $600,000 was distributed to our creditors in partial repayment of indebtedness; and (iii) the balance of $176,507 for general working capital.

EXHIBITS

Exhibit #	Description
3.1	Articles of Incorporation(1)
3.2	Amendment to Articles of Incorporation dated May 2, 2007(2)
3.3	Amendment to Articles of Incorporation dated May 22, 2007 (2)
3.4 3.5 4.1 4.2	Amendment to Articles of Incorporation dated June 19, 2007(3) Bylaws(1) Stock Purchase Agreement(4) Contract Lease(5)
5.1	Opinion and Consent of Counsel(5)
23.1	Consent of Independent Auditor(5)

(1)Filed with the registrant's Registration Statement on Form S-18 dated December 9, 1987 (Registration No. 33-19048-NY) and Amendment Nos. 2 and 3 thereto dated February 17, 1988 and February 22, 1988, respectively, and incorporated herein by reference.

(2)Filed on Form 8-k on May 29, 2007, and incorporated herein by reference.

(3) Filed on Form 8-k on August 10, 2007, and incorporated herein by reference.

(4) Filed on Form 8-k on January 10, 2007, and incorporated herein by reference.

(5) Filed on SB-2 on October 3, 2007, and incorporated herein by reference.

UNDERTAKINGS

A.	The undersigned Registrant hereby undertakes:

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	to include any prospectus required by section 10 (a)(3) of the Securities Act of 1933:

(ii)
reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)	include any additional or changed material information on the plan of.

(2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	any other communication in the offering made by the undersigned small business issuer to the purchaser.

UNDERTAKINGS - continued

(d) Equity Offerings of Non-reporting Registrant. The small business issuer will provide the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(e) Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) Reliance on Rule 430A. The small business issuer hereby undertakes that it will:

(1)
for determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and  contained in a  form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective; and

(2)
for determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

(5)
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned in the city of Los Angeles , California on November 20, 2007.

AMERICAN METAL & TECHNOLOGY, INC.

By:	/s/ Chen Gao
Chen Gao
Title: Principal Executive Officer

By:	/s/ Chen Gao
Chen Gao
Title: Principal Financial Officer Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: November 20, 2007	By:	/s/ Chen Gao
Chen Gao
Title: Chairman

Date: November 20, 2007	By:	/s/ Xin Yan Yuan
Title: Director

Date: November 20, 2007	By:	/s/ Li Wei Gao
Title: Director